Exhibit 4.1

Execution Version

BASIC ENERGY SERVICES, INC.,

AND

UMB BANK, N.A.,

as Trustee and Collateral Agent

INDENTURE

Dated as of October 2, 2018

10.75% Senior Secured Notes due 2023

i

This INDENTURE dated as of October 2, 2018, is among Basic Energy Services, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined herein) and UMB Bank, N.A., a national banking association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

RECITALS

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Company’s 10.75% Senior Secured Notes due 2023, issued on the date hereof (the “Initial Notes”) and the Subsidiary Guarantees thereof by the Guarantors and (ii) if and when issued, an unlimited principal amount of additional 10.75% Senior Secured Notes due 2023 (the “Additional Notes” and, together with the Initial Notes, the “Notes”), and the Subsidiary Guarantees thereof by the Guarantors, that may be offered from time to time subsequent to the Issue Date, all as provided in and subject to Section 2.1.

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions.

“ABL Collateral” has the meaning assigned such term in the Security Agreement.

“ABL Facility” means (i) the Existing ABL Facility, or (ii) one or more asset-based credit facilities, working capital facilities, receivables facilities or revolving loan facilities, in each case secured by liens on ABL Collateral, with banks, financial institutions or other institutional lenders and any Affiliates of such Persons that provide cash management services, bank products or swap agreements or other secured parties thereunder, pursuant to credit or other agreements to be entered into by the Company or any of its Subsidiaries, including any notes, guarantees, collateral documents, instruments and other agreements executed in connection therewith, in each case as they may be further amended, supplemented or modified from time to time, and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Facility documentation or one or more other credit or other agreements or Indentures entered into from time to time).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” has the meaning ascribed to it in the Recitals of this Indenture.

“Additional Secured Debt Designation” means the written agreement of the Priority Lien Representative of holders of any Series of Priority Lien Debt or the Junior Lien Representative of holders of any Series of Junior Lien Debt, as applicable, as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt or Series of Junior Lien Debt, for the benefit of (i) all holders of existing and future Priority Lien Debt, the Collateral Agent and each existing and future holder of Priority Liens, in the case of each additional Series of Priority Lien Debt and (ii) all holders of each existing and future Series of Junior Lien Debt, the applicable Junior Lien Collateral Agent and each existing and future holder of Junior Liens, in the case of each Series of Junior Lien Debt:

(1) in the case of any additional Series of Priority Lien Debt, that all such Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, regardless of whether upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the Collateral Agent for the benefit of all holders of Priority Lien Obligations, equally and ratably;

(2) in the case of any additional Series of Junior Lien Debt, that all such Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Junior Lien Debt, regardless of whether upon property otherwise constituting collateral for such Series of Junior Lien Debt, and that all such Junior Liens will be enforceable by the Junior Lien Collateral Agent for the benefit of all holders of Junior Lien Obligations, equally and ratably;

(3) that such Priority Lien Representative or Junior Lien Representative, as applicable, and the holders of Obligations in respect of such Series of Priority Lien Debt or Series of Junior Lien Debt, as applicable, are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens and Junior Liens and the order of application of proceeds from the enforcement of Priority Liens and Junior Liens; and

(4) appointing the Collateral Agent or the Junior Lien Collateral Agent, as applicable, and consenting to the terms of the Intercreditor Agreement and the performance by the Collateral Agent or the Junior Lien Collateral Agent, as applicable, of, and directing the Collateral Agent or the Junior Lien Collateral Agent, as applicable, to perform, its obligations under the Collateral Agency Agreement or applicable Security Documents, as applicable, and the Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale/Leaseback Transaction), or any damage or loss of property resulting in the payment of property insurance or condemnation proceeds to the Company or any Restricted Subsidiary (provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 3.9 and Article IV and not by Section 3.5; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries;

provided that the following will not be deemed to be Asset Sales:

(1) (x) any sale, exchange, transfer or other disposition of inventory in the ordinary course of business or (y) any sale, exchange, transfer or other disposition of ABL Collateral in connection with an ABL Facility;

(2) any disposition of assets in trade or exchange for assets of comparable Fair Market Value used or usable in any Permitted Business (including, without limitation, the trade or exchange for a controlling interest in another business or all or substantially all of the assets or operating line of a business, in each case, engaged in a Permitted Business or for other non-current assets to be used in a Permitted Business); provided that (x) with respect to any such disposition or exchange of Collateral, such other assets also become Collateral and (y) any cash or Cash Equivalents received by the Company or a Restricted Subsidiary in connection with such trade or exchange (net of any transaction costs of the type deducted under the definition of “Net Proceeds”) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in Section 3.5;

(3) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(5) (A) a Permitted Investment or (B) a Restricted Payment that is permitted by Section 3.3;

(6) the trade, sale or exchange of Cash Equivalents;

(7) the sale, exchange or other disposition of obsolete assets not integral to any Permitted Business;

(8) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(9) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(10) the creation or perfection of a Lien on any assets (or any income or profit therefrom) of the Company or any of its Restricted Subsidiaries that is not prohibited by any covenant of this Indenture;

(11) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;

(12) an issuance or disposition of Equity Interests in a Restricted Subsidiary that, following such disposition or issuance, will be a Permitted Water Subsidiary, provided that the proceeds of any such disposition must be (i) cash or Cash Equivalents that are used within one year for capital investment or capital expenditures in the business of such Permitted Water Subsidiary or (ii) Replacement Assets used or useful in the business of the Permitted Water Subsidiary, and provided further that if such Restricted Subsidiary thereafter ceases to be a Permitted Water Subsidiary, then such disposition or issuance shall be treated as an Asset Sale subject to compliance with Section 3.3;

(13) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” will have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managers or managing member or members of such limited liability company (as applicable) or any duly authorized committee of managers or managing members (as applicable) thereof; and

(4) with respect to any other Person, the board of directors or duly authorized committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification.

“Borrowing Base” means on any date of determination, an amount equal to 85% of the Company’s and its Restricted Subsidiaries’ accounts receivable, based on the Company’s balance sheet as of the end of the latest quarter for which the Company has internal financial statements available (and after giving pro forma effect to any acquisitions made subsequent to such balance sheet date; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).

“Business Day” means each day which is not a Legal Holiday (as defined in this Indenture).

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of one or more capital leases that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) Government Securities having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the United States, in each case having combined capital and surplus of at least $100.0 million and a short term deposit rating no lower than A2 or P2 by S&P or Moody’s, respectively;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition thereof; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Cash Management Agreement” means any agreement between the Company or any Guarantor and any lender or Affiliate of a lender under the ABL Facility to provide credit card, treasury, depository and cash management services or any automated clearing house transfers of funds or any other banking products or services.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with this Indenture such properties or assets are owned, directly or indirectly, by the Company or a wholly-owned Restricted Subsidiary of the Company, in each case which occurrence is followed by a Rating Decline within 90 days thereafter;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company, which occurrence is followed by a Rating Decline within 90 days thereafter.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the Issue Date by the Company or any Guarantor as to which a Lien is granted, or is purported to be granted, under the Security Documents to secure the Notes or any Subsidiary Guarantee.

“Collateral Account” means, collectively, any deposit or other account under the sole control of the Collateral Agent and in which the Collateral Agent has perfected security interests, on behalf of the secured parties, that are free from all other Liens, and includes solely identifiable cash and Cash Equivalents received from Asset Sales of Collateral, an event of loss relating to Collateral, foreclosures on or sales of Collateral or any other awards or proceeds of Collateral pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, and interest earned thereon.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of the Issue Date, among the Company, the Guarantors from time to time party thereto, the Trustee, the Collateral Agent and any other additional secured representative party thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral Agent” means UMB Bank, N.A. in its capacity as Collateral Agent under the Collateral Agency Agreement, together with its successors in such capacity.

“Collateral Trust Joinder” means a joinder to the Collateral Agency Agreement in the form required thereunder.

“Company” means the Person named as the “Company” in the first introductory paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Company Sale” means (1) any merger or consolidation of the Company with or into any other Person (other than an Affiliate of the Company), (2) any sale (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act other than an Affiliate of the Company; or (3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any Affiliate of the Company becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company.

“Comparable Treasury Issue” means, with respect to Notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the Redemption Date to October 15, 2020, that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) an amount equal to any extraordinary, unusual or nonrecurring expenses or losses (including, regardless of whether otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), to the extent such expenses or losses were deducted in computing such Consolidated Net Income, plus

(2) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income, plus

(3) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(4) Fixed Charges of such Person for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, plus

(5) unrealized non-cash losses of such Person and its Restricted Subsidiaries resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income, plus

(6) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges or expenses of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income, plus

(7) any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof), in each case regardless of whether successful, and including such fees, expenses, charges or losses (a) the offering of the Notes and any Credit Facilities and (b) any amendment or other modification of the Notes or any Credit Facilities and, in each case, deducted (and not added back) in computing such Consolidated Net Income, minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding, the provision for taxes on the income or profits of, and the Fixed Charges of and the depreciation and amortization, impairment and other non-cash charges or expenses of, a Restricted Subsidiary of the specified Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed directly or indirectly to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which such Person or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(2) the Net Income of any Restricted Subsidiary that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (without regard to any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which such Person or any of its Restricted Subsidiaries are conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary);

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any writedown of non-current assets shall be excluded, as if such writedown had not occurred;

(5) to the extent deducted in the calculation of Net Income, any charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income; and

(6) any unrealized non-cash gains or losses in respect of hedges and other derivatives (including those pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, Derivatives and Hedging (“FASB ASC 815”)) shall be excluded.

“Consolidated Tangible Assets” means, with respect to any specified Person as of any date of determination, the amount that would be set forth as total assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, any ABL Facility), commercial paper facilities or Debt Issuances providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) any lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including through one or more Debt Issuances) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Issuances” means, with respect to the Company or any of its Restricted Subsidiaries, one or more issuances after the Issue Date of Indebtedness evidenced by Notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“Definitive Notes” means certificated Notes.

“depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified under this Indenture as the depositary with respect to the Notes, and any and all successors thereto appointed as depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture. The initial depositary will be DTC.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, in each case other than such Capital Stock that is solely redeemable with, or solely exchangeable for, any Common Stock (other than Disqualified Stock) of such Person or any direct or indirect parent company. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to compliance by the Company with Sections 3.5 and 3.9, as applicable, and unless such repurchase or redemption complies with Section 3.3. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock of the Company or options, warrants or rights with respect to its Capital Stock (other than sales made to any Restricted Subsidiary of the Company and sales of Disqualified Stock) made for cash after the Issue Date.

“Excluded Property” means

(1) ABL Collateral;

(2) any real property that is not Material Real Property and all leasehold interests of any of the Company and the Guarantors, as lessee, in real property;

(3) any lease, license, permit, agreement or instrument that would otherwise constitute Collateral (referred to solely for purpose of this paragraph as a “Contract”), in each case in existence on the Issue Date or upon acquisition of the relevant Guarantor party thereto, to the extent that a grant of a security interest therein would violate or invalidate such Contract or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity and only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under this Indenture) provided that: (x) rights to payment under any such Contract otherwise constituting Excluded Property shall be included in the Collateral to the extent permitted under such Contract or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (y) all proceeds paid or payable to the Company or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral;

(4) (a) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary, any Equity Interests that are voting Equity Interests of such Foreign Subsidiary in excess of 65% of the outstanding voting Equity Interests of such class, (b) the Equity Interests of any direct or indirect Subsidiary of a Foreign Subsidiary and (c) the Equity Interests of Unrestricted Subsidiaries or of any Receivables Subsidiary;

(5) any property which is subject to a Capital Lease Obligation, purchase money obligation or other debt obligation if and to the extent that (i) such Capital Lease Obligation, purchase money obligation or other debt obligation was incurred pursuant to clause (3), (6) or (12) of Section 3.2(b) and the agreements or documents granting or governing such Capital Lease Obligation, purchase money obligation or other debt obligation validly prohibit, or otherwise require any consent (but only so long as such prohibition or consent requirement was not created in contemplation or anticipation of the Collateral requirements under this Indenture) and (ii) such restriction described in clause (i) above relates only to the asset or assets acquired by the Company or any Guarantor and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to the Company or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of such Capital Lease Obligations, purchase money obligations or other debt obligations secured by such assets;

(6) any asset in which a pledge or security interest is prohibited by applicable law, rule or regulation (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions));

(7) any property or assets (including Equity Interests) owned by an Unrestricted Subsidiary or Equity Interests of an Unrestricted Subsidiary;

(8) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(9) any governmental licenses or state or local franchises, charters and authorizations to the extent the granting of security interests therein are prohibited or restricted thereby; and

(10) any letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a financing statement under the Uniform Commercial Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing ABL Facility” means the ABL Facility in effect as of the Issue Date (including all related documentation) described under the caption “Description of Other Indebtedness – ABL Facility” in the Offering Memorandum, as the same shall be modified, amended, refinanced or replaced with a similar accounts receivables financing.

“Existing Indebtedness” means the aggregate Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Unless otherwise specified in this Indenture, the Fair Market Value of an asset, property or service in excess of $30.0 million will be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors, and any Fair Market Value of an asset, property or service equal to or less than $30.0 million will be determined by an officer of the Company acting in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If such Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems, repurchases or repays any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, repurchase or repayment of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense, cost reductions and operating improvements that have occurred or, in the reasonable judgment of the chief financial officer or other senior financial person of such Person as set forth in an Officers’ Certificate, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) Fixed Charges attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(7) Fixed Charges attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and (a) bearing interest at an interest rate at the option of such Person will be computed by applying such option rate chosen by such Person and (b) bearing interest that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as such Person may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than amortization of debt issuance costs or debt extinguishment costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations with respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is Guaranteed by such specified Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one or more of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

(4) all dividends or distributions, whether paid or accrued and regardless of whether in cash, on any series of Disqualified Stock of such Person or any series of Preferred Stock of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is (a) a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, and (b) not a guarantor of Indebtedness of the Company or a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States that are in effect from time to time.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America for the payment of which Guarantees or obligations the full faith and credit of the United States of America is pledged.

“Grantors” means, collectively, the Company and the Guarantors.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). When used as a verb, “Guarantee” has a correlative meaning.

“Guarantors” means:

(1) each of the Company’s Restricted Subsidiaries that are party to this Indenture as such on the Issue Date;

(2) each of the Company’s Domestic Subsidiaries that becomes a guarantor of the Notes pursuant to Section 3.11; and

(3) each of the Company’s other Restricted Subsidiaries executing a supplemental Indenture in which such Restricted Subsidiary agrees to Guarantee the obligations of the Company under, or to be bound by the terms of, this Indenture;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Subsidiary Guarantee is released in accordance with the terms of this Indenture.

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any agreement that is a commodity index or a commodity swap, future or forward agreement or other similar agreement or arrangement designed to protect against fluctuations in the price of hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time;

(4) any swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, ethanol, biofuels or electricity any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions), in each case that is designed for the purpose of fixing, hedging, mitigating or swapping risk relating to such commodities either generally or under specific contingencies; and

(5) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates or any adverse change in the creditworthiness of any counterparty, in each case as are entered into only in the normal course of business and not for speculative purposes.

“Hedging Obligations” means any and all indebtedness, debts, liabilities and other obligations, howsoever arising, of the Company and/or any Guarantor to the counterparties under the Hedging Contracts of every kind and description (regardless of whether evidenced by any Note or instrument and regardless of whether for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under the Hedging Contracts and all other obligations owed by the Company and the Guarantors to the counterparties under the Hedging Contracts, including any Guarantee obligations in respect thereof.

“Holder” or “Noteholder” means a Person in whose name a Note is registered in the Notes Register.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary with total assets (based on Fair Market Value) as of such date, are less than $2.0 million, or together with all other such Immaterial Subsidiaries, with total assets (based on Fair Market Value) of less than $10.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if, directly or indirectly, it guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Indebtedness” means, with respect to any Person, without duplication,

(1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3) Capital Lease Obligations of such Person;

(4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable;

(5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6) Preferred Stock of a Restricted Subsidiary (but excluding, in each case, any accrued dividends);

in the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with FASB ASC 815, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such Preferred Stock shall be the repurchase price calculated in accordance with the terms of such Preferred Stock as if the Preferred Stock were repurchased on the date on which Indebtedness is required to be determined pursuant to this Indenture; provided that if the Preferred Stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the Preferred Stock.

In addition, the term “Indebtedness” includes, without duplication:

(A) obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6) that are secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person’s obligation or indebtedness or the Fair Market Value of such asset; and

(B) to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), regardless of whether such Guarantee is contingent, and whether or not such Guarantee appears on the balance sheet of such Person.

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(A) accrued expenses and trade accounts payable arising in the ordinary course of business;

(B) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

(C) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five business days of its incurrence; and

(D) any obligation arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of any assets, including Capital Stock.

The amount of any outstanding Indebtedness of a specified Person as of any date will be:

(i) the accreted value of such Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of such Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination, and (b) the amount of the Indebtedness of the other Person.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Investment Banker” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC, or one of their respective successors, or, if such firms or their respective successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Initial Notes” has the meaning ascribed to it in the Recitals of this Indenture.

“Intercreditor Agreement” means the Intercreditor Agreement among the Collateral Agent, the Trustee, and the other parties from time to time party thereto, that may be entered into in connection with the issuance of Junior Lien Debt, in substantially the form specified in the Collateral Agency Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with Collateral Agency Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor;

(2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to a material portion of their respective assets;

(3) any liquidation, dissolution, reorganization or winding up of the Company or any Guarantor whether voluntary or involuntary and regardless of whether involving insolvency or bankruptcy; or

(4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 3.7. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 3.3. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which the Notes are issued, authenticated and delivered under this Indenture.

“Junior Lien” means a Lien, junior to the Priority Liens as provided in the Intercreditor Agreement, granted by the Company or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Collateral Agent” means the Collateral Agent or trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Guarantor (including any Permitted Refinancing Indebtedness in respect thereof to the extent permitted by the Intercreditor Agreement) that is secured by a Junior Lien and that was permitted to be incurred and is outstanding under clauses clause (2)(c), (17) or (4) (insofar as such Indebtedness incurred under clause (4) refunds, refinances, extends, replaces, renews or defeases Indebtedness incurred and outstanding under clause (2)(c) or (17)) of the definition of “Permitted Debt” and is also permitted to be incurred and so secured under each applicable Junior Lien Document; provided that, in the case of any Indebtedness referred to in this definition:

(1) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to 91 days after the maturity date of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions);

(2) on or before the date on which the first such Indebtedness is incurred by the Company or any Guarantor, the Company shall deliver to each Priority Lien Representative and Junior Lien Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Intercreditor Agreement), along with an Officers’ Certificate certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(3) on or before the date on which any such Indebtedness is incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Junior Lien Representative and Collateral Agent as “Junior Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(4) a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(5) all relevant filings and recordations necessary to ensure that such Indebtedness is secured by the collateral in accordance with the applicable Security Documents are authorized, executed (if applicable) and recorded in each appropriate jurisdiction (provided that this clause (5) may be satisfied on a post-closing basis if permitted by the Junior Lien Representative); and

(6) all other requirements set forth in the Intercreditor Agreement or applicable Security Documents as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (6) will be conclusively established if the Company delivers to the Junior Lien Representative an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Junior Lien Debt”).

“Junior Lien Documents” means, collectively, any Indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Leverage Ratio” means at any time of determination, the ratio of (i) the outstanding principal amount of Junior Lien Debt to (ii) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, provided that such Junior Lien Leverage Ratio will be determined on a pro forma basis in a manner consistent with the definition of Fixed Charge Coverage Ratio.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the Security Documents) pursuant to this Indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Make-Whole Price” with respect to any Notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such Notes; and

(2) the sum of the present values of (a) the Redemption Price of such Notes at October 15, 2020 (as set forth in the table in Section 5.2(b) and (b) the remaining scheduled payments of interest from the Redemption Date through October 15, 2020 (not including any portion of such payments of interest accrued as of the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes, if any, to the Redemption Date.

“Material Real Property” (a) any individual real property owned in fee by the Company or any Guarantor if the Fair Market Value is greater than or equal to $1.0 million and (b) to the extent that the aggregate Fair Market Value of all real property owned by the Company or any Guarantors not then subject to a Mortgage in favor of the Collateral Agent exceeds $20.0 million in the aggregate, any one or more individual real properties such that the remaining real property not then subject to a Mortgage in favor of the Collateral Agent has an aggregate Fair Market Value of not more than $20.0 million.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers’ fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale), any relocation expenses incurred as a result thereof and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations, (ii) taxes paid or reserved as payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (iv) amounts paid in order to satisfy any Lien attaching to an asset in connection with such Asset Sale and (v) any reserve for adjustment (regardless of whether placed in escrow) in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries, (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case other than Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Indebtedness of such Unrestricted Subsidiary or joint venture; and

(2) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Notes” has the meaning ascribed to it in the Recitals to this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Notes Documents” means, collectively, this Indenture, the Notes, the Collateral Agency Agreement and the Security Documents, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the documentation with respect thereto, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) and Guarantees of payment of such Obligations under agreements governing Indebtedness of the Company or its Restricted Subsidiaries.

“Offering Memorandum” means the final offering memorandum, dated September 25, 2018, relating to the offering by the Company of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means, in the case of the Company, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company and, in the case of any Subsidiary Guarantor, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of such Subsidiary Guarantor.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and that meets the requirements of Section 12.5. Such counsel may be an employee of or counsel to the Company, any Subsidiary of the Company.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended, and signed into law October 26, 2001.

“Payment Default” means a Default relating to a failure by the Company to make any payment when due on the Notes.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was (i) Indebtedness or Disqualified Stock of a Person that was outstanding at the time such Person became a Restricted Subsidiary of the Company or merged or consolidated with or into the Company or a Restricted Subsidiary or (ii) in the event the Company is merged or consolidated into any other Person, or otherwise becomes a Subsidiary of any other Person, Guarantees made by the Company or a Restricted Subsidiary of the Indebtedness of the surviving Person in such merger or consolidation or new parent company of the Company or any Subsidiary of such surviving Person or new parent company; provided that, in each case, on the date such Person became a Restricted Subsidiary of the Company or the date of such acquisition, merger, consolidation or investment, as applicable, either: (a) immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the surviving Person in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); or (b) immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio for the Company or such Person (if the Company is not the surviving Person in the transaction) is equal to or greater than the Fixed Charge Coverage Ratio for the Company (or such Person) immediately prior to such transaction.

“Permitted Business” means the lines of business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date, any business incidental or reasonably related thereto and any reasonable extension thereof.

“Permitted Debt” has the meaning set forth in Section 3.2(b).

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with Section 3.5; or

(b) a disposition of assets that does not constitute an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent thereof;

(6) any Investment received in compromise, settlement or resolution of debts, claims, obligations, litigation, arbitration or disputes, in each case, owed to the Company or any Restricted Subsidiary of the Company and arising out of transactions in the ordinary course of business;

(7) any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person;

(8) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business;

(9) advances and loans to employees, officers and directors (including, without limitation, loans and advances the net cash proceeds of which are used solely to purchase Equity Interests of the Company in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto or other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans, provided that the aggregate principal amount of such loans, advances and allowances shall not exceed at any time $2.5 million;

(10) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes;

(11) repurchases of or other Investments in the Notes;

(12) any Guarantee of Indebtedness permitted to be incurred by Section 3.2 other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(13) any Investments in prepaid expenses, negotiable instruments held for collection, surety and performance bonds and worker’s compensation, and lease, utility, tax, performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(14) any Investments existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification, renewal or replacement thereof; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(15) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries, or a transfer of all or substantially all of the properties or assets of another Person, in each case, in a transaction that is not prohibited by Section 4.1 to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(16) other Investments by the Company or any Restricted Subsidiary of the Company in any Person having an aggregate Fair Market Value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) (net of returns of capital, dividends and interest paid on Investments and sales, liquidations and redemptions of Investments), not to exceed the greater of (i) $40.0 million and (ii) 4.0% of Consolidated Tangible Assets; provided, however, that if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary of the Company.

“Permitted Liens” means:

(1) Liens on assets (other than the Collateral) securing Indebtedness incurred and outstanding pursuant to clause (1) of the definition of “Permitted Debt” and related Obligations and Hedging Obligations and obligations under Cash Management Agreements;

(2) Liens on the Collateral securing the Notes and the Guarantees, other Priority Lien Debt and Junior Lien Debt;

(3) Liens granted in favor of the Company or the Guarantors;

(4) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (6) of the definition of “Permitted Debt” covering only the assets acquired, leased, constructed, improved or developed with, such Indebtedness;

(5) Liens, other than on Collateral, existing on the Issue Date (other than Liens incurred under clause (1) of this definition);

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business;

(8) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(9) Liens securing Indebtedness incurred and outstanding under clause (13) of the definition of “Permitted Debt” and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(10) any interest or title of a lessor under any Capital Lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the property or assets so leased;

(11) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any of its Subsidiaries on deposit with or in possession of such bank;

(12) Liens, other than on Collateral, to secure Hedging Obligations of the Company and its Restricted Subsidiaries, in each case incurred in the ordinary course of business and not for speculative purposes;

(13) Liens on property or assets of a Person existing at the time (a) such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by the Company or a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property or assets in the case of such other acquisition in the case of clause (b) or (c);

(14) Liens to secure any Permitted Refinancing Indebtedness with respect to Indebtedness that was previously secured pursuant to clauses (4), (5), (13) or this clause (14) of this definition; provided that the new Lien shall be limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or assets or proceeds or distributions thereof);

(15) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness incurred and outstanding under clause (17) of the definition of “Permitted Debt;” and

(17) Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries or obligations under agreements in respect of Unrestricted Subsidiaries.

“Permitted Prior Liens” means Liens described in clauses (6), (7), (8), (9), (11) or (13) in the definition of “Permitted Liens.” As used in this Indenture, all references to a “first-priority Lien” shall be subject to the relative priority of Permitted Prior Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, or any Disqualified Stock of the Company, or portion of such Indebtedness or Disqualified Stock, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company, including Indebtedness that extends, refinances, renews, replaces, defeases, discharges or refunds Permitted Refinancing Indebtedness, provided that:

(1) the principal amount (or accreted value, if applicable), or in the case of Disqualified Stock, the amount thereof determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or the amount of the Disqualified Stock extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock, as the case may be, and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness (a) has a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, discharged or refunded or (ii) more than 90 days after the final maturity date of the Notes; and (b) and has a Weighted Average Life to Maturity that is either (i) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, discharged or refunded, or (ii) more than 90 days greater than the Weighted Average Life to Maturity of the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary of the Company (other than a Guarantor) if the Company or a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.

“Permitted Water Subsidiary” means a Restricted Subsidiary of the Company substantially all of the assets of which consist of water disposal wells, water processing equipment or facilities or water transportation pipelines or related assets (other than vehicles), provided that (i) less than a majority of the economic or voting power of the Equity Interests of such Restricted Subsidiary are held by Persons other than the Company or a Restricted Subsidiary of the Company, (ii) such Restricted Subsidiary continues to be a Restricted Subsidiary of the Company and a Guarantor of the Notes, (iii) the operations and policies of such Restricted Subsidiary are controlled by the Company, (iv) the existing and future assets of such Restricted Subsidiary, other than Excluded Property, will constitute Collateral in accordance with the provisions of this Indenture and the Security Documents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the Issue Date.

“Premises” means any property that is required hereunder to be subject to a Mortgage in favor of the Collateral Agent.

“Primary Treasury Dealer” means a U.S. government securities dealer in the City of New York.

“Priority Lien” means a Lien granted by the Company or any other Guarantor in favor of the Collateral Agent, at any time, upon any Property of the Company or such other Guarantor to secure Obligations under the Priority Lien Documents.

“Priority Lien Debt” means (a) the Notes issued on the Issue Date and any related Subsidiary Guarantees and (b) any additional Notes and any other Indebtedness that was incurred pursuant to and outstanding under clause (2)(b), (17) or (4) (insofar as such Indebtedness incurred under clause (4) refunds, refinances, extends, replaces, renews or defeases Indebtedness incurred and outstanding under clause (2)(a), (2)(b) or (17)) of the definition of “Permitted Debt” (and any Guarantees thereof) that are secured equally and ratably with the Priority Lien Obligations by a Priority Lien that is permitted to be incurred and so secured under the terms of each applicable Priority Lien Document; provided, in the case of any additional Indebtedness referred to in this clause (b) (other than additional Notes), that:

(1) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the maturity date of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions),

(2) on or prior to the date of incurrence of such Indebtedness by the Company or any Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to each Priority Lien Representative and the Collateral Agent, as “Priority Lien Debt” for the purposes of the Priority Lien Documents,

(3) a Priority Lien Representative is designated with respect to such Indebtedness and executes and delivers to the Collateral Agent (i) an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness and (ii) a Collateral Trust Joinder on behalf of itself and all holders of such Indebtedness, and

(4) all requirements set forth in the Collateral Agency Agreement as to the confirmation, grant or perfection of the Collateral Agent’s Lien to secure such additional Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (b) will be conclusively established, absent manifest error, if the Company delivers to the Collateral Agent an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

“Priority Lien Documents” means the Notes Documents and any additional Indenture, credit agreement or other agreement pursuant to which any other Priority Lien Debt is incurred and secured in accordance with the terms of each applicable Priority Lien Document and the security documents related thereto (other than any security documents that do not secure such Priority Lien Obligations).

“Priority Lien Leverage Ratio” means at any time of determination, the ratio of (i) the outstanding principal amount of Priority Lien Debt to (ii) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters for which internal financial statements are available ending on or prior to the date of determination, provided that such Priority Lien Leverage Ratio will be determined on a pro forma basis in a manner consistent with the definition of Fixed Charge Coverage Ratio.

“Priority Lien Obligations” means the Priority Lien Debt and all other obligations (as defined under the applicable Priority Lien Document) in respect thereof.

“Priority Lien Representative” means (a) the Trustee, in the case of the Notes and (b) in the case of any other Series of Priority Lien Debt, the agent or trustee who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of such Series of Priority Lien Debt (for purposes related to the administration of the applicable Security Documents) pursuant to this Indenture, credit agreement or other agreement governing such Series of Priority Lien Debt and that executes and delivers an Additional Secured Debt Designation and a joinder in accordance with the provisions of the Collateral Agency Agreement.

“Priority Lien Secured Party” means, at any time, the Collateral Agent and each agent, trustee, Noteholder, lender or issuing bank under Priority Lien Debt, in each case to the extent that the applicable Obligations are secured by Priority Liens, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Priority Lien Document, each other Person that provides letters of credit, Guarantees or other credit support related thereto under any Priority Lien Document and each other holder of, or obligee in respect of, any Priority Lien Obligations, in each case to the extent designated as a secured party (or a party entitled to the benefits of the security) under any Priority Lien Document outstanding at such time.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (other than as a result of voluntary action, or inaction, on the part of the Company), a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Category” means:

(a) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the Notes by at least one Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or—for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Receivables Subsidiary” means Basic Energy Receivables, LLC, BER Holdco, LLC or any other Restricted Subsidiary that engages in no activities other than in connection with the financing of accounts receivable.

“Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC (or their respective affiliates that are Primary Treasury Dealers) and two additional Primary Treasury Dealers selected by the Company, and their respective successors; provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by, or on behalf of, the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company or its agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, no later than the fourth business Day preceding such Redemption Date.

“Regulation S” means Regulation S under the Securities Act.

“Replacement Assets” means assets (other than Capital Stock) that are used or useful in a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company shall be Restricted Subsidiaries of the Company.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings, and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property or assets owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property or assets to a Person (other than the Company or a Restricted Subsidiary) and the Company or a Restricted Subsidiary leases such property or assets from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. §§ 77a-77aa), as amended.

“Security Agreement” means that certain Security Agreement dated as of the date hereof by and among the Collateral Agent, the Company and the Guarantors.

“Security Documents” means the Collateral Agency Agreement, the ABL Collateral Rights Agreement (as defined in the Collateral Agency Agreement), the Intercreditor Agreement, the Security Agreement and all security agreements, pledge agreements, Mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor (including, without limitation, financing statements under the Uniform Commercial Code of the relevant state) creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent or notice of such pledge, grant or assignment is given, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Collateral Agency Agreement.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt.

“Series of Priority Lien Debt” means, severally the Notes and each other issue or series of Priority Lien Debt.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the Notes and any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Subsidiary Guarantee.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee of the Notes by each of the Guarantors pursuant to this Indenture.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication or data that is published or made available weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated

maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published or made available during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated by the Company no later than the fourth business Day preceding the Redemption Date.

“Trust Indenture Act” the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 3.8, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition, except, in the case of clause (1), (2), or (3), for any such Indebtedness that is subject to a Guarantee by or other obligation of, or any agreement, contract, arrangement or understanding with, or any equity subscription or credit support obligation of, the Company or Restricted Subsidiary that constitutes an Investment in such Subsidiary that has been effected as a Restricted Payment that complies with Section 3.3 or a Permitted Investment. All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by

(2) the then outstanding principal amount of such Indebtedness.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	3.8
“Agent Members”	2.1(e)(iii)
“Alternate Offer”	3.9
“Asset Sale Offer Amount”	3.5
“Asset Sale Offer Period”	3.5
“Asset Sale Offer”	3.5
“Asset Sale Purchase Date”	3.5
“Authenticating Agent”	2.2
“Cash Consideration”	3.5
“Change of Control Offer”	3.9
“Change of Control Payment”	3.9
“Change of Control Payment Date”	3.9
“Clearstream”	2.1(b)
“Company Order”	2.2
“Covenant Defeasance”	8.1(b)
“Defaulted Interest”	2.14
“Euroclear”	2.1(b)
“Excess Proceeds”	3.5
“Exchange Global Note”	2.1(b)
“Global Notes”	2.1(b)
“Initial Lien”	3.6
“Legal Defeasance”	8.1(b)
“Legal Holiday”	12.8
“Paying Agent”	2.3

Term	Defined in Section
“protected purchaser”	2.10
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.6(b)
“Restricted Period”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Notes Register”	2.3
“Notes Obligations”	11.1(a)
“Special Interest Payment Date”	2.14(a)
“Special Record Date”	2.14(a)
“Successor Company”	4.1
“Successor Guarantor”	4.1
“Successor Guarantor”	10.5

SECTION 1.3 Rules of Construction . Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(7) when expressed as a command, the words “will” and “shall” have the same meaning; and

(8) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

THE NOTES

SECTION 2.1 Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof shall be in an aggregate principal amount of $300,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.2, 2.6, 2.10, 2.12, 5.8 or 9.4, in connection with an Asset Sale Offer pursuant to Section 3.5 or in connection with a Change of Control Offer or Alternate Offer pursuant to Section 3.9.

The Initial Notes and any Additional Notes shall be known and designated as “10.75% Senior Secured Notes due 2023” of the Company.

With respect to any Additional Notes, the Company shall set forth in (a) a Board Resolution and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.

If any Additional Notes are not fungible with the Initial Notes for U.S. Federal income tax purposes, such Additional Notes shall have a different CUSIP number and ISIN from the Initial Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in conclusively relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 12.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability (subject to customary exceptions) of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes and the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b) The Initial Notes are being offered and sold by the Company pursuant to a Purchase Agreement, dated September 25, 2018, among the Company and the initial purchasers named herein. The Initial Notes and any Additional Notes shall be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as Notes Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Notes Custodian, as hereinafter provided.

Initial Notes and any Additional Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”) deposited upon issuance with, or on behalf of, the Trustee as Notes Custodian in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be held through Euroclear and Clearstream, and may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in another Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note after the Restricted Period through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream shall hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, shall hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are collectively herein referred to as the “Global Notes.”

The principal of and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, and at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. At the Company’s option, payments in respect of Notes represented by Definitive Notes (including principal and interest) may be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if the Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication, and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement:

(1) the Rule 144A Global Note and the Regulation S Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES) AFTER THE LATER OF THE ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY

BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, OR TRANSFER PURSUANT TO CLAUSE (C), OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION, AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER OR THE ISSUER ON OR AFTER THE RESALE RESTRICTION TERMINATION DATE.

(2) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e) Book-Entry Provisions.

(i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as Notes Custodian.

(ii) Each Global Note initially shall (x) be registered in the name of Cede & Co. as the nominee of DTC, (y) be delivered to the Trustee as Notes Custodian and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the Notes Custodian or under such Global Note, and DTC may be treated by the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantors, the Trustee or any agent of the Company, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes.

(i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice, (B) subject to DTC’s rules, the Company, at its option, delivers to the Trustee and Registrar written notice stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and DTC notifies the Company and the Trustee of DTC’s decision to exchange such Global Note for Definitive Notes. In the event of the occurrence of any of the events specified in the preceding sentence or in clause (A), (B) or (C) of the preceding sentence, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

(ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(iv) or (f) shall, except as otherwise provided by Section 2.6(d), bear the Restricted Notes Legend.

(iii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iv) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

SECTION 2.2 Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Company signed by one Officer of the Company (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company, pursuant to Article IV, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of all or substantially all of its assets in one or more transactions to any Person and the Successor Company shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the

Successor Company, be exchanged for other Notes executed in the name of the Successor Company, with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Successor Company, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Successor Company pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such Successor Company, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3 Registrar and Paying Agent. The Company shall maintain in the continental United States an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and the Company shall maintain in New York, New York an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company or any of its Restricted Subsidiaries may act as Registrar or Paying Agent. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.

The Company initially appoints the Trustee as Registrar and as Paying Agent for the Notes at its corporate trust office in New York, New York, which, on the date hereof, is located at 140 Broadway, Suite 4624, New York, New York 10005. The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.4 Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by such Paying Agent for the payment of principal or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the

Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Restricted Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Restricted Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

SECTION 2.6 Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee shall promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange shall be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Sections 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date which is one year after the later of the date of its original issue or the issuance of any Additional Notes and the last date on which the Company or any Affiliate of Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on

Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and

(ii) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.7 from the proposed transferee and, if requested by the Company, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.7 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend prior to the Resale Restriction Termination Date, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) an Initial Note is being transferred pursuant to an effective registration statement or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(f) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 2.2, 2.8, 2.10, 3.5, 3.9, 5.8 or 9.5).

(iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period (1) of 15 days before giving any notice of redemption of Notes or (2) beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) selected for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, any Guarantor, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal and interest on such Note and for all other purposes whatsoever, including the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, any Guarantor, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the Restricted Notes Legend.

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(g) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, Agent Member or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may conclusively rely and shall be fully protected in so relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.7 Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

Attention: David Schorlemer

Ladies and Gentlemen:

Re:	Basic Energy Services, Inc. (the “Company”)

10.75% Senior Secured Notes due 2023 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

You and the Company are entitled to rely conclusively upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signatory

SECTION 2.8 Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Noteholder (a) satisfies the Company or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Noteholder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or wrongfully taken Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.8, the Company may require that such Holder pay a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.8, every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or wrongfully taken Note shall constitute an original additional contractual obligation of the Company, any Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or wrongfully taken Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.8 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

SECTION 2.9 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.8 and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.6 shall apply and (ii) in determining whether the Trustee shall be fully protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.8 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.8.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m. (New York City time) on a Redemption Date or other maturity date money sufficient to pay all principal and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or otherwise maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company consider appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act) or deliver canceled Notes to the Company pursuant to written direction by one Officer of the Company. If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Company may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC or the Notes Custodian to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.12 Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

(c) The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Defaulted Interest, or with respect to the nature, extent, or calculation of the amount of Defaulted Interest owed, or with respect to the method employed in such calculation of the Defaulted Interest.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13 Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14 CUSIP, Common Code and ISIN Numbers. The Company in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1 Payment of Notes. The Company shall promptly pay the principal and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if by 11:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal, and it shall pay interest on overdue installments of interest (without regard to any grace period), at the rate specified in the Notes to the extent lawful.

SECTION 3.2 Limitation on Indebtedness and Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur,” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or Preferred Stock; provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt), the Company may issue Disqualified Stock, and any Guarantor may issue Preferred Stock or Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, or such Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or Preferred Stock described in clauses (4) and (7) (the items described below in this paragraph being referred to collectively as “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (A) $200.0 million, and (B) with respect to borrowings under an ABL Facility, the Borrowing Base;

(2) the incurrence by the Company and the Guarantors of Indebtedness represented by:

(a) the Notes and the Subsidiary Guarantees issued on the Issue Date;

(b) additional Priority Lien Debt (including additional Notes); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of Priority Lien Debt incurred under this clause (2)(b) then outstanding (including all Priority Lien Debt incurred to refinance any Indebtedness incurred pursuant to this clause (2)(b)) does not exceed the greater of (i) $37.5 million and (ii) an amount such that after giving effect to such incurrence and the use of proceeds thereof, the Priority Lien Leverage Ratio would not exceed 2.0 to 1.0; and

(c) Junior Lien Debt; provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of Junior Lien Debt incurred under this clause (2)(c) then outstanding (including all Junior Lien Debt incurred to refinance any Indebtedness incurred pursuant to this clause (2)(c)) does not exceed the greater of (i) $100.0 million and (ii) an amount such that after giving effect to such incurrence and the use of proceeds thereof, the Junior Lien Leverage Ratio would not exceed 1.0 to 1.0;

(3) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

(4) the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are applied to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock of the Company, or any Indebtedness (other than intercompany Indebtedness) or Preferred Stock of any of the Restricted Subsidiaries of the Company, in each case that was permitted by this Indenture to be incurred or issued pursuant to the first paragraph of this covenant or under clauses (2), (3), (4), (6), (12) or (17) of this paragraph;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) if the Company or any Guarantor is the obligor and a Restricted Subsidiary of the Company that is not a Guarantor is the obligee on such Indebtedness, such Indebtedness will be subordinated to the payment in full of all Obligations then due with respect to the Notes, in the case of the Company, and the Subsidiary Guarantees, in the case of a Guarantor, and (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that is not then permitted by this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, all or any part of the purchase price or cost of design, construction, installation, improvement, deployment, refurbishment or modification of property, plant or equipment or furniture, fixtures and equipment, in each case, used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (6), not to exceed the greater of (i) $100.0 million and (ii) $25.0 million plus 10.0% of the Company’s Consolidated Tangible Assets (in each case reduced by the then outstanding principal amount of Capital Lease Obligations that were outstanding on the Issue Date and any refinancing, extensions or replacements thereof) determined as of the date of such incurrence;

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company, and (b) any sale or other transfer of any such Preferred Stock to a Person that is neither the Company nor its Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company or any business or assets of its Restricted Subsidiaries, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries for the purposes of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by any other provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(11) the issuance by a Restricted Subsidiary of the Company of Disqualified Stock to the Company or to any of its Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such Disqualified Stock ceasing to be the Company or any of its Restricted Subsidiaries or any subsequent transfer of such Preferred Stock to a Person, other than the Company or one of its Restricted Subsidiaries, shall be deemed to be an issuance of Disqualified Stock by such Subsidiary that was not permitted by this clause (11);

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business under (a) documentary letters of credit, or surety bonds or insurance contracts, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by the Company or a Restricted Subsidiary of the Company, (b) standby letters of credit, surety bonds or insurance contracts issued for the purpose of supporting (i) workers’ compensation or similar liabilities of the Company or any of its Restricted Subsidiaries or (ii) performance, payment, deposit or surety obligations of the Company or any of its Restricted Subsidiaries and (c) bid, advance payment and performance bonds and surety bonds or similar insurance contracts for the Company and its Restricted Subsidiaries, and refinancings thereof;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries; and

(17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of any Disqualified Stock in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value any Indebtedness incurred or Disqualified Stock issued pursuant to this clause (17), not to exceed, at any one time outstanding, the greater of (a) $25.0 million and (b) 2.5% of Consolidated Tangible Assets as of any date of incurrence or issuance after giving pro forma effect to such incurrence or issuance and the application of proceeds therefrom.

(c) To the extent the Company’s Unrestricted Subsidiaries incur Non-Recourse Indebtedness and any such Indebtedness ceases to be Non-Recourse Indebtedness of such Unrestricted Subsidiary, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was subject to this covenant.

(d) For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness (including Acquired Debt), Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) of the definition of “Permitted Debt” or is entitled to be incurred or issued pursuant to Section 3.2(a), the Company will be permitted, in its sole discretion, to divide, classify, redivide and reclassify such item on the date of its incurrence or issuance, or later redivide or reclassify all or a portion of such item, in any manner that complies with this Section 3.2. The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional shares or units of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Indenture; provided, in each such case, that the amount of any such accrual, accretion, amortization, reclassification or payment is included in Fixed Charges of the Company as accrued to the extent required by the definition of such term.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.3 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, in each case other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of the Company or declared or paid to the Company or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by a Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Obligation, except a payment of interest or principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”),

unless at the time of and after giving effect to such Restricted Payment:

(a) no Payment Default or Event of Default shall have occurred and be continuing; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) through (11) of Section 3.3(b)), is equal to or less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2018 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(ii) 100% of (A) the aggregate net cash proceeds, or the Fair Market Value of assets or property other than cash, received by the Company since the Issue Date from the issue or sale of (1) Equity Interests of the Company (other than Disqualified Stock), or (2) Disqualified Stock or debt securities of the Company that have been converted into, or exchanged for, Equity Interests of the Company (other than Equity Interests (or Disqualified Stock or debt securities) of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock), (B) with respect to Indebtedness that is incurred on or after the Issue Date, the amount by which such Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of the Company (other than Disqualified Stock), and (C) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) or clause (B) above, plus

(iii) with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the aggregate Restricted Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, plus

(iv) to the extent not already included in Consolidated Net Income for such period, an amount equal to the sum, without duplication, of (A) if any Restricted Investment that was made by the Company or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) plus (B) the net reduction in such Restricted Investment resulting from (1) repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries, (2) other repurchases, repayments or redemptions of such Restricted Investments, (3) the sale of any such Restricted Investment and (4) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment, plus

(v) 100% of any dividends or distributions received by the Company or any of its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income of the Company for such period.

(b) Notwithstanding the foregoing, Section 3.3(a) shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of an irrevocable redemption within 60 days after the date of the declaration of such dividend or distribution or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of the declaration or the date on which such irrevocable notice is delivered, such dividend, distribution or redemption would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), with a sale or issuance being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale or issuance; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (c)(ii) of Section 3.3(a);

(3) the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition or retirement for value of any Subordinated Obligation (including the payment of any required premium and any fees and expenses incurred in connection with such defeasance, redemption, repurchase or other acquisition or retirement for value) with the net cash proceeds from a substantially concurrent incurrence of, or in substantially concurrent exchange for the issuance of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests (other than Disqualified Stock), including holders of Equity Interests (other than Disqualified Stock) in a Permitted Water Subsidiary, on a pro rata basis or on a basis more favorable to the Company or any of its Restricted Subsidiaries;

(5) so long as no Payment Default or Event of Default has occurred and is continuing, (i) the acquisition in open-market purchases of our common stock of the Company for matching contributions to its employee stock purchase and deferred compensation plans in the ordinary course of business; and (ii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, employee, consultant or director (or any of their respective heirs or estates or permitted transferees) of the Company or any of its Subsidiaries, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) will not exceed the sum of (x) $5.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over into the following twelve-month period but not subsequent periods), plus (y) the aggregate amount of cash proceeds received by the Company from the issuance of Equity Interests (other than Disqualified Stock) to any such officer, employee, consultant or director that occurs after the Issue Date plus (z) the net cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date;

(6) the repurchase of any Equity Interests of the Company or any of its Restricted Subsidiaries deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options, and any repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock or other equity options, warrants, restricted stock or equity, incentives, phantom stock or equity or other rights to acquire Equity Interests of the Company or any of its Restricted Subsidiaries) in order to satisfy the Company’s or such Restricted Subsidiaries’ tax withholding obligations with respect to such exercise or vesting;

(7) repurchases of Subordinated Obligations at a purchase price not greater than (i) 101% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations plus accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount (or accreted value, if applicable) of such Subordinated Obligations plus accrued and unpaid interest thereon in the event of an Asset Sale, in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Obligations, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under the Section 3.9, or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with Section 3.5;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow (a) the payment of cash in lieu of the issuance of fractional Equity Interests upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person, and (b) the repurchase, redemption or other acquisition or retirement for value by the Company of fractional Equity Interests arising out of dividends, splits or combinations, business combinations or other transactions permitted by this Indenture;

(9) payments or distributions, directly or indirectly, to dissenting stockholders of the Company or any Restricted Subsidiary pursuant to applicable law in connection with a consolidation, amalgamation, reorganization, merger or transfer of assets of the Company or any Restricted Subsidiary that complies with Section 4.1;

(10) so long as no Payment Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio in Section 3.2(a); and

(11) so long as no Payment Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount at any time outstanding not to exceed $15.0 million.

(c) In determining whether any Restricted Payment is permitted by Section 3.3, the Company may allocate or reallocate all or any portion of such Restricted Payment among clauses (1) through (11) of Section 3.3(b) or among such clauses and Section 3.3(a), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 3.3. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or distribution, on the date of declaration) of the Restricted Investment proposed to be made or the assets or securities proposed to be paid, transferred or issued by the Company or any Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any cash Restricted Payment will be its face amount.

SECTION 3.4 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the restrictions in Section 3.4(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained in the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) this Indenture, the Notes (and any additional Notes), the Subsidiary Guarantees, the Collateral Agency Agreement and the Security Documents;

(3) any future Liens that may be permitted to be granted under, or incurred not in violation of, any other provisions of this Indenture;

(4) agreements governing other Indebtedness or Preferred Stock permitted to be incurred or issued under the provisions of Section 3.2 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein are, in the good faith judgment of an officer of the Company not reasonably likely to have a material adverse effect on the ability of the Company to make required payments on the Notes;

(5) applicable law or any applicable rule, regulation, order, approval, license, permit or similar restriction;

(6) (a) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition, and (b) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided, that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the good faith judgment of an officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(7) customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business;

(8) purchase money obligations, security agreements or mortgage financings for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 3.4(a);

(9) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(10) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to Section 3.2 and not in violation of Section 3.6, that limit the right of the debtor to dispose of assets securing such Indebtedness;

(11) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of an officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(12) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13) encumbrances or restrictions contained in, or in respect of, Hedging Obligations incurred in the ordinary course of business and permitted under this Indenture;

(14) encumbrances or restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(15) any instrument governing Indebtedness or Capital Stock of a Foreign Subsidiary; provided that such Indebtedness or Capital was otherwise permitted by the terms of this Indenture to be incurred or issued; and

(16) restrictions on property received in connection with a sale or issuance of Equity Interests in a Permitted Water Subsidiary that limit the use of such property in accordance with clause (12) of the definition of Asset Sale.

SECTION 3.5 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) either (x) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination thereof or (y) the Fair Market Value of the aggregate of all consideration other than cash or Cash Equivalents for all Asset Sales since the Issue Date would not exceed 5% of Consolidated Tangible Assets of the Company after giving effect to such Asset Sales; provided that any of the following items shall be deemed to be cash and Cash Equivalents for the purposes of this clause (2):

(a) other than with respect to an Asset Sale of Collateral, the assumption or forgiveness of any liabilities (as shown on the Company’s or the Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to Notes issued under this Indenture or any Subsidiary Guarantee) by the transferee of any such assets pursuant to a novation or other release or repurchase agreement that releases the Company or the Restricted Subsidiary from further liability;

(b) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received); and

(c) other than with respect to an Asset Sale of Collateral, any stock or assets that constitute Replacement Assets; and

(3) the Net Proceeds from any such Asset Sale of Collateral is paid directly by the purchaser thereof to the Collateral Agent to be held in a Collateral Account for application in accordance with this covenant.

Notwithstanding the foregoing provisions of the above paragraph, the Company and its Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in a Collateral Account in accordance with clause (3) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Collateral that would then be held in a Collateral Account exceed $15.0 million.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale or, if the Company has entered into a binding commitment or commitments with respect to any of the actions described in clauses (1)(b) or (2)(a)-(d) below, within the later of (x) 360 days after the receipt of any Net Proceeds from an Asset Sale or (y) 180 days after the entering into of such commitment or commitments, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) with respect to Asset Sales of Collateral,

(a) to repay, redeem, repurchase or otherwise retire the Notes or any other Priority Lien Debt (or any combination thereof); provided that if the Company or any Restricted Subsidiary shall so repay, redeem or reduce any Priority Lien Debt other than the Notes, the Company or such Restricted Subsidiary will redeem or equally and ratably repurchase (or offer to repurchase) the Notes as provided either, at the Company’s option, under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued but unpaid interest, if any) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid to the date of such repurchases; or

(b) to invest in Replacement Assets that would constitute Collateral; and

(2) with respect to Asset Sales other than an Asset Sale of Collateral,

(a) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, as a result of such acquisition, such Person becomes a Restricted Subsidiary of the Company;

(b) to acquire any Capital Stock of a Person operating a Permitted Business if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Restricted Subsidiary of the Company;

(c) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Permitted Business or make an Investment in Replacement Assets;

(d) to acquire other assets that are used or useful in a Permitted Business or make an Investment in assets that will be used or useful in a Permitted Business; or

(e) to repay or retire Indebtedness of the Company or any Restricted Subsidiary (other than subordinated Indebtedness or Indebtedness owed to an Affiliate of the Company).

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 3.5(b) above shall be deemed to constitute “Excess Proceeds.” Within 10 business days after the aggregate amount of Excess Proceeds exceeds $20.0 million, or earlier at the Company’s option, the Company will be required to make an offer to the Holders of Notes issued thereunder and the holders of any other Priority Lien Debt that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in this Indenture (an “Asset Sale Offer”) to purchase on a pro rata basis (with the Excess Proceeds prorated between the Holders of the Notes and such holders of such other Priority Lien Debt based upon outstanding aggregate principal amounts) the maximum principal amount of the Notes and such other Priority Lien Debt that may be purchased or prepaid, as applicable, out of the prorated Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but not including, the date of purchase, in accordance with the procedures set forth below. To the extent that the aggregate principal amount of the Notes and other Priority Lien Debt tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes and any other purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes and such other Priority Lien Debt surrendered by holders thereof exceeds the amount of the prorated Excess Proceeds, the Company shall select the Notes and such other Priority Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the date such Asset Sale Offer is completed.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.5, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.

(d) Any Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Company will purchase the principal amount of Notes and such other Priority Lien Debt as may be required to be purchased pursuant to this Section 3.5 (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered and not properly withdrawn, all Notes and such other Priority Lien Debt validly tendered and not properly withdrawn in response to the Asset Sale Offer.

If the Asset Sale Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

On or before the Asset Sale Purchase Date, the Company will, to the extent lawful, accept for payment, to the extent necessary on a pro rata basis as described above (except that any Notes represented by a Note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate unless otherwise required by law), Notes and such other Priority Lien Debt or portions of Notes and such other Priority Lien Debt so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and such other Priority Lien Debt so validly tendered and not properly withdrawn, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000; provided that if, following the repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced such that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.5 and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing other Priority Lien Debt. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Sale Offer Period) mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each tendering Holder of Notes or holder or lender of such other Priority Lien Debt, as the case may be, an amount equal to the purchase price of the Notes or such other Priority Lien Debt so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. In addition, the Company will take any and all other actions required by the agreements governing such other Priority Lien Debt. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.

SECTION 3.6 Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, securing any Indebtedness.

SECTION 3.7 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary under the circumstances and pursuant to the requirements described in the definition of “Unrestricted Subsidiary” which requirements include that such designation will be made in compliance with this Section 3.7. For purposes of making the determination as to whether such designation would be made in compliance with this Section 3.7, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be either Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under Section 3.3(a) or constitute Permitted Investments to the extent available, as determined by the Company. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the Fair Market Value of such Investments at the time of such designation. Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee an Officers’ Certificate certifying that such designation complied with the preceding conditions of this Section 3.7 and was permitted by the definition of “Unrestricted Subsidiary” herein.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if:

(1) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in Section 3.2(a) or the Fixed Charge Coverage Ratio of the Company immediately after giving effect to such designation would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to such designation, and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

SECTION 3.8 Limitation on Affiliate Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $2.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view, evidenced (if required by clause (2) below) by the Officers’ Certificate provided for in clause (2) below; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of at least $20.0 million but equal to or less than $40.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, a resolution of its Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors, if any;

provided, that none of the following shall be deemed to be Affiliate Transactions and therefore shall not be subject to the provisions of the preceding paragraph:

(1) any employment or consulting agreement, equity award, equity option or equity appreciation agreement or plan, agreement, any officer or director indemnification, compensation or severance agreement or other similar compensation plan, agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of its business and any payments pursuant thereto;

(2) transactions between or among (A) the Company and one or more Restricted Subsidiaries and (B) any Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) the performance of any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the Issue Date will be permitted only to the extent that its terms do not adversely affect the rights of any Holders of the Notes (as determined in good faith by an officer of the Company) as compared to the terms of the agreement in effect on the Issue Date;

(5) loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

(6) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(7) fees and compensation paid to, and indemnity and insurance provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(8) sales of Equity Interests of the Company (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company or any of its Restricted Subsidiaries;

(9) Restricted Payments that are permitted by Section 3.3 and any Permitted Investments;

(10) payments to an Affiliate in respect of the Notes or any other Indebtedness of the Company or any of its Restricted Subsidiaries on the same basis as concurrent payments are made or offered to be made in respect thereof to non-Affiliates;

(11) pledges by the Company or any of its Restricted Subsidiaries of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries;

(12) any transactions between the Company or any Restricted Subsidiary and any Person that is an Affiliate solely because a director of Person is also a director of the Company or a Restricted Subsidiary; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(13) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph.

SECTION 3.9 Purchase of Notes Upon a Change of Control.

(a) If a Change of Control occurs, each Holder of Notes will have the right, except as provided below, to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Company will offer a payment in cash (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company will send a notice to each Holder of Notes, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes properly tendered prior to the expiration date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice.

(b) Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly following such acceptance, the Company will, on the Change of Control Payment Date:

(1) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted for payment, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The paying agent will promptly mail or wire transfer to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment. The Company will announce to the Holders of the Notes the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of this Indenture are applicable, except as described in the immediately following paragraph.

(e) The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) a notice of redemption with respect to all outstanding Notes has been given pursuant to Article V unless and until there is a default in payment of the applicable Redemption Price, or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

(f) Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer or an Alternate Offer may be made in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control; provided that such closing date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer notice is sent as described in the first paragraph of this section.

(g) In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer or Alternate Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a Redemption Price equal to the Change of Control Payment, plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

(h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

SECTION 3.10 Reports.

Regardless of whether required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company will furnish to the Trustee and each Holder of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

For the avoidance of doubt, the above information will not be required to contain (a) the separate financial information for Guarantors as contemplated by Rule 3-10 of Regulation S-X, (b) any financial statements of unconsolidated subsidiaries or 50% or less owned persons as contemplated by Rule 3-09 of Regulation S-X, (c) any information contemplated by Rule 3-16 of Regulation S-X, (d) any schedules required by Regulation S-X, or (e) in each such case, any successor provisions.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If at any time the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above, unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the preceding, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, at any time the Company is not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any financial information required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing such financial information as contemplated by this covenant (but without regard to the date on which such financial statement or report is so furnished); provided that such cure shall not otherwise affect the rights of the Holders under Article VI if the principal of, premium, if any, on, and interest, if any, on, the Notes have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

The Company will be deemed to have furnished such reports to the Trustee and the Holders of Notes if it has filed such reports with the SEC using the EDGAR filing system and such reports are publicly available.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of the reports will not constitute constructive notice to either the Trustee or the Collateral Agent of any information contained therein or determinable from information contained in them, including the Company’s compliance with any of its covenants under this Indenture and the Collateral Agency Agreement (as to which the Trustee and the Collateral Agent are entitled to rely exclusively on Officers’ Certificates).

SECTION 3.11 Future Guarantors.

The Company will cause (i) each Restricted Subsidiary (other than a Receivables Subsidiary) that is not a Guarantor that Guarantees or otherwise becomes liable for any Indebtedness of the Company or another Guarantor, or (ii) each Restricted Subsidiary (other than a Foreign Subsidiary, a Receivables Subsidiary or an Immaterial Subsidiary) that owns any property or assets of a type that would constitute Collateral (excluding Excluded Property), within 30 days of any such Guarantee or obligation, in the case of clause (i), or the acquisition or creation of such Restricted Subsidiary or such Restricted Subsidiary ceasing to be an Immaterial Subsidiary, in the case of clause (ii), to execute and deliver to the Trustee a supplement to this Indenture substantially in the form of Exhibit B pursuant to which such Restricted Subsidiary will become a Guarantor, subject to all of the provisions of Article X. Each Restricted Subsidiary that becomes a Guarantor after the date of issuance of the Notes will also become a party to the Collateral Agency Agreement and the applicable Security Documents and will take such actions as are reasonably necessary or advisable to grant the Collateral Agent for the benefit of the Holders of the Notes and, the Trustee, a first-priority Lien in any Collateral held by such Restricted Subsidiary.

SECTION 3.12 Maintenance of Office or Agency. The Company will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The corporate trust office of the Trustee indicated in Section 2.3 shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee indicated in Section 12.2, and the Company hereby appoint the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.13 Corporate Existence. Except as otherwise provided in Article IV, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its and its Restricted Subsidiaries’ existence, rights (charter and statutory), licenses and franchises; provided, however, that the Company shall not be required to preserve any such Restricted Subsidiaries’ right, license or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 3.14 Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

SECTION 3.15 Compliance Certificate. The Company and the Guarantors shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company ending after the Issue Date an Officers’ Certificate signed by the principal executive officer, the principal accounting officer or the principal financial officer of each of the Company and the Guarantors, stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each of the Company and the Guarantors has performed its obligations under this Indenture, and further stating whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe such Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 3.16 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.17 Statement by Officers as to Default. The Company shall, so long as any Note is outstanding, deliver to the Trustee within 30 days after the Company becomes aware of the occurrence of a Default or receives notice of such Default, as applicable, written notice of any Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

ARTICLE IV

SUCCESSOR COMPANY

SECTION 4.1 Merger and Consolidation.

The Company will not consolidate or merge with or into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another Person, unless:

(1) either (a) the Company is the resulting, transferee or surviving Person or (b) the resultant, transferee or surviving Person (if other than the Company) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental Indenture and other documentation in form and substance reasonably satisfactory to the Trustee, all of the obligations and covenants of the Company under this Indenture and the Notes;

(2) immediately before and after such transaction, no Default or Event of Default has occurred and is continuing; and

(3) except in the case of a consolidation or merger of the Company with or into a Restricted Subsidiary, or a sale, assignment, transfer, conveyance or other disposition of properties or assets to the Company or a Restricted Subsidiary, either:

(i) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company or the resultant, transferee or surviving Person (if other than the Company) would have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; or

(ii) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company or the resultant transferee or surviving Person (if other than the Company) would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a);

(4) the Person formed by or surviving any such consolidation or merger (if other than the Company) shall take such action (or agree to take such action) as may be necessary to cause any property or assets that constitute Collateral owned by or transferred to such Person to be subject to a Priority Lien in the manner and to the extent required under the Security Documents; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental Indenture or other appropriate agreement (if any) comply with this Indenture and all conditions precedent set forth therein relating to such transaction have been satisfied.

SECTION 4.2 Successor Substituted. Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than the Company) shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving Person had been named as the Company in this Indenture, and when a surviving Person duly assumes all of the obligations and covenants of the Company pursuant to this Indenture and the Notes, the predecessor Person shall be relieved of all such obligations.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

SECTION 4.3 Guarantor Merger. A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into, another Person (regardless of whether such Guarantor is the resulting, transferee or surviving Person) other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes, pursuant to a supplemental Indenture and other documentation, all the obligations of such Guarantor under this Indenture, its Subsidiary Guarantee and the Security Documents to which it is party; or

(b) such sale or other disposition does not violate Section 3.5.

ARTICLE V

REDEMPTION OF NOTES

SECTION 5.1 Redemption. The Notes may be redeemed at the Company’s option as provided in this Article V. The Notes will not be subject to mandatory redemption sinking fund requirements. The Company may purchase Notes in the open market or privately negotiated transactions at any time or from time to time.

SECTION 5.2 Optional Redemption.

(a) Except as described below in this Section 5.2, the Notes are not redeemable at the Company’s option until October 15, 2020.

(b) On or after October 15, 2020, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided herein, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date:

Year	Percentage
2020	105.375%
2021	102.688%
2022	100.000%

(c) At any time on or after April 15, 2019 and prior to October 15, 2020, concurrently with or within 35 days after (but not prior to) the consummation of a transaction that constitutes a Company Sale, the Company or any acquirer may (together with any other concurrent redemption pursuant to another provision described herein) redeem all, but not less than all, of the outstanding Notes, upon notice as provided herein, at a Redemption Price equal to (i) 105.375% of the principal amount of the Notes redeemed if the Company Sale is consummated on or after April 15, 2019 and on or prior to October 15, 2019, or (ii) 108.063% of the principal amount of the Notes redeemed if the Company Sale is consummated after October 15, 2019 and prior to October 15, 2020), plus in each case accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date).

(d) At any time or from time to time prior to October 15, 2020, the Company may also redeem all or a part of the Notes, upon notice as provided herein, at a Redemption Price equal to the Make-Whole Price, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date. The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the Trustee of the Make-Whole Price with respect to any such redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

(e) At any time prior to October 15, 2020, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture, upon notice as provided in this Indenture, with an amount of cash not greater than the net cash proceeds from one or more Equity Offerings at a Redemption Price equal to 110.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date); provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(f) The Notes are also subject to redemption as provided in Section 3.9(g).

SECTION 5.3 Election to Redeem; Notice to Trustee. In case of any redemption at the election of the Company, the Company shall, not later than five Business Days prior to giving notice of any redemption pursuant to Section 5.5 (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such Redemption Date and of the principal amount of Notes to be redeemed and, in the case of any redemption of less than all Notes, shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being given to any Holder and shall thereby be void and of no effect.

SECTION 5.4 Selection by Trustee of Notes to Be Redeemed. If less than all the Notes are to be redeemed at any time pursuant to an optional redemption, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, on a pro rata basis (or, in the case of Notes issued in global form based on such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, such method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate, unless otherwise required by law). Any partial redemption may provide for the selection for redemption of portions of the principal of the Notes in denominations of $2,000 or larger integral multiples of $1,000; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.

The Trustee shall promptly notify the Company of any Notes selected for redemption other than in accordance with DTC’s procedures and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.5 Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 12.2, not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII. At the Company’s request, the Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least five Business Days prior to the giving of such notice (unless a shorter period shall be satisfactory to the Trustee), a Company Order requesting that the Trustee give such notice at the Company’s expense and setting forth the information to be stated in such notice as provided in the following items.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the Redemption Price, if then determinable, and otherwise the method for its determination and the amount of accrued interest to the Redemption Date payable as provided in Section 5.7, if any,

(3) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state the portion of the principal amount thereof to be redeemed and that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that, subject to the satisfaction of any condition precedent specified in such notice, on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided in Section 5.7) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest, if any, on Notes called for redemption (or the portion thereof) will cease to accrue on and after said date,

(6) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(7) the name and address of the Paying Agent,

(8) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(9) the CUSIP, Common Code and ISIN numbers, if applicable, and may state that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Notes, and

(10) the Section of this Indenture, pursuant to which the Notes are to be redeemed.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent specified in the notice of redemption.

SECTION 5.6 Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company or any of the Company’s Restricted Subsidiaries is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the Redemption Price of and accrued interest on, all the Notes which are to be redeemed on that date, other than Notes or portions of Notes called for redemption that are beneficially owned by the Company and have been delivered by the Company to the Trustee for cancellation.

SECTION 5.7 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes or portions of Notes so to be redeemed shall, subject to satisfaction of any conditions to such redemption as more fully described below, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to the Redemption Date), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest and the only right of the Holders thereof will be to receive payment of the Redemption Price and unpaid interest on such Notes to the Redemption Date. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds of an Equity Offering, be given prior to and conditioned on the completion of the related Equity Offering. In the Company’s discretion, any Redemption Date for any redemption that is subject to one or more conditions precedent may be delayed for up to 30 days until such time as any or all such conditions precedent are satisfied. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date, provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holder of such Note, or one or more predecessor Notes, registered as such as of the relevant record date.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the unpaid principal (including premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

SECTION 5.8 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 3.12 (with, if the Company or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided, that each such new Note will be in a principal amount of $2,000 or larger integral multiple of $1,000.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default. An “Event of Default” wherever used herein, means any one of the following events in relation to the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) a default in payment when due of interest on the Notes for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due (at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise);

(3) the failure by the Company for 30 days to comply with any of its obligations under Article IV or any of its obligations in Sections 3.5 and 3.9 to offer to purchase or purchase Notes;

(4) the failure by the Company for 180 days after written notice as provided below to comply with any of its obligations in Section 3.10;

(5) failure by the Company for (i) 30 days after notice as provided below to comply with any of the covenants (other than those described in clauses (3) or (4) above) described under Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, or 3.11 or (ii) 60 days after notice as provided below to comply with any other agreements in this Indenture;

(6) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (for purposes of this provision, a “payment default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity; and

(c) in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates without duplication $40.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $40.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(9) the commencement by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it or them to the entry of a decree or order for relief in respect of the Company or in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or them, or the filing by it or them of a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, or the consent by it or them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary or of any substantial part of its or their property, or the making by it or them of an assignment for the benefit of creditors, or the admission by it or them in writing of its or their inability to pay its or their debts generally as they become due, or the taking of corporate action by the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the last audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in furtherance of any such action;

(10) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of this Indenture or the release of any such Subsidiary Guarantee in accordance with this Indenture); and

(11) the occurrence of any of the following:

(a) except as permitted by this Indenture or the relevant Security Documents, any Security Document ceases for any reason to be fully enforceable in any material respect; provided that it will not be an Event of Default under this clause (11)(a) if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $20.0 million ceases to be an enforceable and perfected first-priority Lien;

(b) except as permitted by this Indenture or the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $20.0 million ceases to be an enforceable and perfected first-priority Lien in any material respect, subject only to Permitted Collateral Liens, and such condition continues for 30 days after written notice by the Collateral Agent of failure to comply with such requirement; provided that it will not be an Event of Default under this clause if such condition results from the action or inaction of the Trustee or the Collateral Agent; or

(c) the Company or any Restricted Subsidiary of the Company, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Company or such Restricted Subsidiary set forth in or arising under any Security Document for the benefit of the Holders of the Notes.

However, a Default under clauses (4) and (5) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company in writing and, in the case of a notice given by the Holders, the Trustee of the default and the Company does not cure such Default within the time specified in clauses (4) and (5) of this Section 6.1 after receipt of such notice. In the case of an Event of Default specified in clause (6) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default first arose the Company delivers an Officers’ Certificate to the Trustee stating that (1) the Indebtedness or Guarantee that is the basis for such Event of Default has been paid or discharged, (2) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (3) the Default that is the basis for such Event of Default has been otherwise cured; provided, however, that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default described in Section 6.1(8) and (9)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in Section 6.1(8) and (9) occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, Sections 6.1(8) or (9) (including the acceleration of claims by operation of law)), the then applicable premium applicable with respect to an optional redemption of the Notes (which, for all purposes of the paragraphs under “Events of Default,” shall be understood to include the applicable Redemption Price, including the Make-Whole Price, if then applicable) will also be due and payable as though the Notes were optionally redeemed and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or the Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledge that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase the Notes.

SECTION 6.3 Other Remedies. Subject to the Collateral Agency Agreement, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Subsidiary Guarantees, the Collateral Agency Agreement or the Notes Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee (with a copy to the Company, but the applicable waiver or rescission shall be effective when the notice is given to the Trustee) may (a) waive, by their consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of the principal of or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Noteholder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be. However, the Trustee or the Collateral Agent, as the case may be, may refuse to follow any direction that conflicts with law or this Indenture, the Notes or the Subsidiary Guarantees or, subject to Sections 7.1 and 7.2, that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of other Noteholders or would involve the Trustee or the Collateral Agent in personal liability; provided, however, that the Trustee or the Collateral Agent may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee or the Collateral Agent shall be entitled to indemnification or security satisfactory to it against all losses and expenses caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. Subject to Section 6.7, a Noteholder may not pursue any remedy with respect to the Notes Documents unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Noteholders).

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including Section 6.6), the contractual right of any Holder to receive payment of principal of or interest or premium, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in clause (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relative to the Company or its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a Trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

(a) Subject to the Collateral Agency Agreement, if the Trustee or the Collateral Agent collects any money or property pursuant to this Article VI, it shall pay out (or in the case of the Collateral Agent, it shall pay to the Trustee to pay out) the money in the following order:

FIRST: to the Trustee, the Collateral Agent and their agents and attorneys for amounts due to them under this Indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE AND COLLATERAL AGENT

SECTION 7.1 Duties of Trustee and Collateral Agent.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture, the Collateral Agency Agreement, the Notes Documents or the Intercreditor Agreement against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement, the Notes or the Subsidiary Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement, the Notes or the Subsidiary Guarantees, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture, the Collateral Agency Agreement and Notes Documents, the Intercreditor Agreement, the Notes or the Subsidiary Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture, the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture, the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h) Unless otherwise specifically provided in this Indenture, the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement, any demand, request, direction or notice from the Company shall be sufficient if signed by two Officers of the Company.

SECTION 7.2 Rights of Trustee . Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document (whether in its original, facsimile or other electronic form) believed by it in good faith to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document, but such entity, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if such entity shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and such entity shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. Neither the Trustee nor the Collateral Agent shall be responsible for the misconduct or negligence of the collateral agent appointed by the Company pursuant to an agreement dated the date hereof among Corporation Service Company, as collateral agent, UMB Bank, N.A, as secured party, and the Company, as debtor.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement, the Notes or the Subsidiary Guarantees shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Collateral Agency Agreement, the Notes Documents and the Intercreditor Agreement, the Notes or the Subsidiary Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the corporate trust office specified in Section 12.2, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in its capacity hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall not be under any obligation to exercise any of the rights or powers vested in it by this Indenture, the Collateral Agency Agreement, the Notes Documents, the Intercreditor Agreement, the Notes or the Subsidiary Guarantees at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer.

(j) Whenever in the administration of this Indenture, the Collateral Agency Agreement, the Notes Documents, the Intercreditor Agreement, the Notes or the Subsidiary Guarantees the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and may in good faith conclusively rely upon an Officers’ Certificate.

(k) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether such entity has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The parties hereto acknowledge, in accordance with Section 326 of the Patriot Act, that the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company and the Guarantors agree that they will provide the Trustee with all such information as it may reasonably request in order to satisfy the requirements or its obligations under the Patriot Act.

(m) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(n) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o) The Trustee may request that the Company and Subsidiary Guarantors deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(p) The Trustee shall not have a duty to inquire as to the performance of the Company with respect to (i) the covenants, agreements or other terms and conditions set forth herein or in any Notes Document, (ii) the occurrence of any Default or Event of Default, (iii) the creation, perfection or priority of any Lien purported to be created by the Notes Documents, (iv) the value or the sufficiency of any Collateral or (v) the satisfaction of any condition set forth herein or in any Notes Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee.

SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must eliminate such conflict within 90 days of acquiring such conflicting interest or resign.

SECTION 7.4 Trustee’s and Collateral Agent’s Disclaimer. Neither the Trustee nor the Collateral Agent shall be responsible for or makes any representation as to the validity or adequacy of this Indenture, the Subsidiary Guarantees or the Notes, shall be accountable for the Company’s use of the proceeds from the sale of the Notes, shall be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture or shall be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send to each Noteholder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Noteholders.

SECTION 7.6 [Reserved].

SECTION 7.7 Compensation and Indemnity. The Company and the Guarantors shall, jointly and severally, pay to each of the Trustee and Collateral Agent from time to time reasonable compensation for its services hereunder and under the Notes and the Subsidiary Guarantees. Such compensation shall not be limited by any law on compensation of a Trustee of an express trust. The Company and the Guarantors shall reimburse the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and sending of notices to Noteholders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s and the Collateral Agent’s agents, counsel, accountants and experts. The Company and the Guarantors shall, jointly and severally, indemnify the Trustee and the Collateral Agent against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by the Trustee without willful misconduct or negligence on its part or incurred by the Collateral Agent without willful misconduct or gross negligence, as the case may be, as found by non-appealable order of a court of competent jurisdiction, in connection with the acceptance and administration of this trust and the performance of their respective duties hereunder and under the Notes and the Subsidiary Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes and the Subsidiary Guarantees and of defending itself against any claims (whether asserted by any Noteholder, the Company, any Guarantor or otherwise). The Trustee and the Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee or the Collateral Agent to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent the Company is prejudiced thereby. The Company and the Guarantors shall defend the claim and the Trustee and the Collateral Agent shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee and the Collateral Agent may have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay the fees and expenses of such separate counsel if it engages counsel satisfactory to the Trustee and the Collateral Agent and assumes the Trustee’s or the Collateral Agent’s defense, and, in the reasonable judgment of outside counsel to the Trustee and the Collateral Agent, there is no conflict of interest between the Company and the Trustee and the Collateral Agent in connection with such defense.

To secure the Company’s payment Obligations in this Section 7.7, the Trustee and the Collateral Agent shall have a lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Agent other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s and the Collateral Agent’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s and Guarantors’ payment obligations pursuant to this Section shall survive the discharge of this Indenture and the resignation or removal of the Trustee and/or the Collateral Agent. Without prejudice to any other rights available to the Trustee and the Collateral Agent under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in clause (8) or clause (9) of Section 6.1, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8 Replacement of Trustee . The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any other reason, the Company shall promptly appoint a successor entity.

A Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor entity shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Noteholder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger. If the Trustee or the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee or Collateral Agent.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee or the Collateral Agent shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee or the Collateral Agent may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of the TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

SECTION 7.11 Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) the extent indicated.

SECTION 7.12 Application for Instruction from the Company. Any application by the Trustee or the Collateral Agent for written instructions from the Company may, at the option of the Trustee or the Collateral Agent, set forth in writing any action proposed to be taken or omitted by the Trustee or the Collateral Agent under this Indenture and the date on or after which such action shall be taken or such omission shall be effective. The Trustee or the Collateral Agent shall not be liable for any action taken by, or omission of, the Trustee or the Collateral Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee or the Collateral Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13 Duties and Rights of the Collateral Agent. The duties, rights, privileges, protections and immunities of the Collateral Agent are provided in the Collateral Agency Agreement, which duties, rights, privileges, protections and immunities are incorporated herein by reference.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1 Discharge of Liability on Notes; Defeasance.

(a) Subject to Section 8.1(c), when

(i) (x) all Notes that have been authenticated (other than Notes replaced or paid pursuant to Section 2.8 and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), have been delivered to the Trustee for cancellation or (y) all outstanding Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient (in the case of a deposit in U.S. Obligations or a combination of cash and U.S. Obligations in the opinion of an accounting, appraisal or investment banking firm of national standing), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal and interest on, the Notes to the date of Stated Maturity or redemption;

(ii) in respect of clause (i)(y), no Default has occurred and is continuing on the date of the deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than the Indenture);

(iii) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at Stated Maturity or on the Redemption Date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture (and the Company’s and the Guarantors’ obligations under the other Notes Documents will terminate) on demand of the Company (accompanied by an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company. If Government Securities shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from an accounting, appraisal or investment banking firm of national standing to the effect set forth in Section 8.2(1). The Collateral will be released from the Liens securing the Notes, as provided in the Collateral Agency Agreement, upon a satisfaction and discharge in accordance with the provisions described in this Section 8.1.

(b) Subject to Sections 8.1(c) and 8.2, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture (“Legal Defeasance”), and after giving effect to such Legal Defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.14 and 3.15 and clause (3) of the first paragraph of Section 4.1), and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Section 6.1(3), Section 6.1(4), Section 6.1(5) (to the extent applicable to any defeased covenants), Section 6.1(6), Section 6.1(7), Section 6.1(8) (with respect to Significant Subsidiaries), Section 6.1(9) (with respect to Significant Subsidiaries), and the events specified in such Sections shall no longer constitute an Event of Default (the preceding clause (ii) being referred to as the “Covenant Defeasance”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance or its Covenant Defeasance option, the Subsidiary Guarantees in effect at such time shall terminate.

Upon satisfaction of the conditions set forth herein (including the receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to the discharge of such obligations have been satisfied) and upon request and expense of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding the provisions of Sections 8.1(a) and (b) to the extent relating to a Legal Defeasance, the Company’s Obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.8, 2.9, 2.10, 2.11, 3.12, 3.13, 3.14, 7.7 and 7.8 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, and in the case of the satisfaction of discharge of this Indenture pursuant to Section 8.1(a), the Company’s obligations in Sections 7.7, 8.4 and 8.5 shall survive.

SECTION 8.2 Conditions to Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, on and interest on the outstanding Notes on the stated maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to their stated maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(8) the Company must deliver to the Trustee an Opinion of Counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion with respect to the condition precedent set forth in clause (5) may be limited to a review of instruments certified in an Officers’ Certificate as being all the material instruments (other than this Indenture) to which the Company is a party or by which the Company is bound.

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust all money or Government Securities (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Securities through the Paying Agent and in accordance with this Indenture and the Notes to the Holders of the Notes of all sums due in respect of the payment of principal of, and accrued interest on, the Notes.

SECTION 8.4 Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money, Government Securities or other securities held by them upon payment of all the Obligations under this Indenture.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed by the Holders thereof for two years, and, thereafter, Noteholders entitled to the money must look only to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person, and the Trustee and the Paying Agent shall have no further liability with respect to such money.

SECTION 8.5 Indemnity for Government Securities. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities or the principal and interest received on such Government Securities. This Section 8.5 will survive as provided in Section 8.2(c) herein and the resignation or removal of the Trustee.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Guarantor under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article VIII; provided, however, that, if the Company or the Guarantors have made any payment of principal or interest on any Notes because of the reinstatement of their obligations, the Company or Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

The Trustee’s rights under this Article VIII shall survive termination of this Indenture.

ARTICLE IX

AMENDMENTS

SECTION 9.1 Without Consent of Holders. The Company, the Guarantors, the Trustee and the Collateral Agent (if applicable) may amend or supplement this Indenture, the Notes and the Subsidiary Guarantees without notice to or consent of any Noteholder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s properties or assets, including the addition of any co-issuer of the Notes;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights of any such Holders under this Indenture, including to comply with requirements of the SEC or the depositary in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulation S;

(5) to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, to evidence or provide for the acceptance of appointment of a successor trustee or to add any additional Events of Default, in each case, as provided in this Indenture;

(6) to conform the text of this Indenture, such Notes, the Subsidiary Guarantees or the Security Documents to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in this “Description of the Notes” was intended to set forth, verbatim or in substance, a provision of this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents (which intent will be certified to the Trustee in an Officers’ Certificate);

(7) to provide for the issuance of additional Notes and related Subsidiary Guarantees (and the grant of security for the benefit of the additional Notes and related guarantees) in accordance with the limitations set forth in this Indenture;

(8) to evidence or provide for the acceptance of appointment under this Indenture of a successor trustee or evidence and provide for a successor or replacement Collateral Agent under the Security Documents;

(9) to make, complete or confirm any grant of Collateral permitted or required by this Indenture, any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture, any of the Security Documents;

(10) to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under this Indenture, any of the Security Documents;

(11) to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Agent in accordance with the terms of this Indenture or otherwise;

(12) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant Security Document; and

(13) to make any change not materially adverse to the Holders of the Notes in order to facilitate entry into the ABL Facility or Junior Lien Documents

SECTION 9.2 With Consent of Holders. The Company, the Guarantors and the Trustee may amend or supplement the Notes Documents without notice to any Noteholder but with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes). Subject to the provisions of Section 6.4, any past default or compliance with the provisions of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), in each case in addition to any required consent of holders of other Priority Lien Obligations required with respect to any amendment or waiver under any Notes Document. However, without the consent of each Noteholder affected, an amendment, supplement or waiver may not:

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except provisions relating to minimum required notice of optional redemption); provided, however, that any purchase or repurchase of Notes, including pursuant to Sections 3.5 or 3.9 shall not be deemed a redemption of the Notes;

(3) reduce the rate of or extend the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in such Note;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, on, or interest on the Notes; provided, however, that any purchase or repurchase of Notes, including pursuant to Sections 3.5 or 3.9, shall not be deemed be a payment of principal of, or premium or interest on, the Notes;

(7) waive a redemption payment with respect to any Note; provided, however, that any purchase or repurchase of Notes, including pursuant to Sections 3.5 or 3.9, shall not be deemed a redemption of the Notes; or

(8) make any change in the preceding amendment, supplement and waiver provisions.

In addition, the consent of Holders representing at least two-thirds of the aggregate principal amount of outstanding Notes will be required to release the Liens for the benefit of the Holders of the Notes on all or substantially all of the Collateral, other than in accordance with the Notes Documents. It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment or supplement under this Section 9.2 becomes effective, the Company shall send to Noteholders a notice briefly describing such amendment or supplement. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

SECTION 9.3 Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Noteholder unless it makes a change described in any of clauses (1) through (8) of Section 9.2, and in that case the amendment, supplement, waiver or other action shall bind each Noteholder who has consented to it and every subsequent Noteholder that evidences the same debt as the consenting Holder’s Notes. An amendment, supplement or waiver under Section 9.2 shall become effective upon receipt by the Trustee of the requisite amount of consents, and in relation to any Notes evidenced by Global Notes, such consents need not be in written form and may be evidenced by any electronic transmissions that comport with the applicable procedures of DTC.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

SECTION 9.4 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5 Trustee and Collateral Agent to Sign Amendments. The Trustee and, as applicable, the Collateral Agent, shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee, and, as applicable, the Collateral Agent. If it does, the Trustee or the Collateral Agent, as applicable, may but need not sign it. In signing any amendment or supplement the Trustee and the Collateral Agent shall be entitled to receive indemnity satisfactory to it and shall be provided with, and (subject to Sections 7.1 and 7.2) shall be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment or supplement is authorized or permitted by this Indenture or the Notes Documents, as applicable, and that such amendment or supplement is the legal, valid and binding obligation of the Company and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE X

GUARANTEE

SECTION 10.1 Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably Guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee and the Collateral Agent the full and punctual payment when due, whether at final maturity, by acceleration, by redemption or otherwise, of the Obligations of the Company under the Notes Documents. Each Guarantor agrees that such Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to such Obligations. Each Guarantor further agrees (to the extent permitted by law) that such Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Obligations.

Each Guarantor further agrees that its Subsidiary Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by: (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect until payment in full of all the Obligations or such Guarantor is released from its Subsidiary Guarantee as provided in Section 10.2. Each Guarantor further agrees that its Subsidiary Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at final maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Subsidiary Guarantee.

Each Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section.

The Subsidiary Guarantee of a Guarantor shall be evidenced by the execution and delivery by the Guarantor of this Indenture or a supplement to this Indenture pursuant to which such Guarantor becomes a Guarantor. Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof, and any such notation shall not be a condition to the validity of any Subsidiary Guarantee.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Guarantees under the Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Each Subsidiary Guarantee by a Guarantor will be automatically released and discharged without the consent of any Holders in accordance with the following:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 3.5;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 3.5;

(3) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) upon Legal Defeasance or Covenant Defeasance upon satisfaction and discharge of this Indenture pursuant to Article VIII; or

(5) upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default has occurred and is continuing.

Upon the Company’s request and at its expense, the Trustee will provide evidence of the release of any Subsidiary Guarantee, provided the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Section 10.2 relating to the release of such Subsidiary Guarantee have been complied with.

Any released Guarantor will again provide a Subsidiary Guarantee if required to do so pursuant to Section 3.11.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Subsidiary Guarantees, such Guarantor shall be entitled to seek contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment, based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount Guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or Guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1 Security Interest.

(a) The due and punctual payment of the principal of, premium on, if any, and interest if any, on the Notes and the Obligations of Guarantors under the Subsidiary Guarantees, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and

Subsidiary Guarantees under and performance of all other obligations of the Company and the Guarantors to the Holders of Notes or the Trustee under the Note Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), shall be secured by Liens on the Collateral as provided in the Security Documents. The Company and each of the Guarantors consent and agree to be bound by the terms of the Security Documents to which they are parties, as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith, and hereby agree that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders of Notes and the other holders of Priority Lien Obligations.

(b) Each Holder of Notes, by its acceptance thereof and of the Subsidiary Guarantees, consents and agrees to the terms of the Collateral Agency Agreement and the other Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and amendments to the Security Documents) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints UMB Bank, N.A. as the Trustee and as the Collateral Agent. The Trustee hereby authorizes and appoints UMB Bank, N.A. as Collateral Agent and each Holder of Notes and the Trustee direct the Collateral Agent to enter into the Security Documents (including any amendments thereto contemplated by the Collateral Agency Agreement and any security documents to secure additional Priority Lien Debt in accordance with the Collateral Agency Agreement) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof, including, without limitation, the limitations on duties of the Collateral Agent provided in the Collateral Agency Agreement. The Trustee, the Collateral Agent and each Holder of Notes, by accepting the Notes and the Subsidiary Guarantees, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Priority Lien Obligations, subject to the Collateral Agency Agreement, and the Lien of this Indenture and the Security Documents is subject to and qualified and limited in all respects by the Collateral Agency Agreement and the Security Documents and actions that may be taken thereunder.

(c) Subject to the provisions of Article VI and Article VII of this Indenture and the terms of the Security Documents (including any consent of the Holders required thereunder), the Trustee may direct, on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to enforce any of the terms of the Security Documents and the Collateral Agency Agreement and collect and receive any and all amounts payable in respect of the Notes Obligations of the Company or any Guarantor hereunder.

SECTION 11.2 Real Estate Mortgages and Filings.

(a) With respect to any Material Real Property owned by the Company or a Guarantor on the Issue Date, the following items will be delivered to the Collateral Agent within 120 days thereafter:

(1) the Company or the applicable Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders of the Notes and any future Priority Lien Debt, fully executed counterparts of a Mortgage (together with applicable real estate subordination and priority agreements related thereto), together with confirmation from the title insurance company insuring the lien of such Mortgage of completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien with the priority required by the Collateral Agency Agreement, subject to Permitted Liens, against the property purported to be covered thereby as security for the Priority Lien Obligations;

(2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon (with the priority required by the Collateral Agency Agreement) free and clear of all Liens, defects and encumbrances other than Permitted Liens, provided, however, unless delivered to the collateral agent in respect of any other Priority Lien Debt, no such title insurance policies will be required to be delivered with respect to any Mortgage where the property encumbered thereby consists primarily of easements, rights of way, licenses and other similar possessory and use instruments. All such title policies shall be in amounts equal to 110% of the estimated Fair Market Value of the Premises covered thereby, and such policies shall include, to the extent available at a commercially reasonable premium, all endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Company or the applicable Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made);

(3) an Opinion of Counsel, from counsel with respect to the Mortgages and fixture filings, that the applicable Mortgage (i) has been duly authorized, executed and delivered by the Company or applicable Guarantor, (ii) is an enforceable agreement against the Company or applicable Guarantor, as the case may be, and (iii) is in form sufficient to create a valid Lien with respect to the Material Real Estate Property described in the Mortgage;

(4) the Company shall, or shall cause the Guarantors to, deliver to the title company such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance), fixture filings and such other documents, instruments, certificates, agreements and/or other documents as reasonably required to perfect the Collateral Agent’s security interest; and

(5) the title insurance company shall have received, with respect to the applicable Mortgage, such affidavits, certificates, information (including publicly-available financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably requested by the title insurance company to issue the mortgagee’s title insurance policies contemplated above.

(b) With respect to any Material Real Property acquired by the Company or a Guarantor after the Issue Date which is required to be mortgaged to the Collateral Agent within 120 days of the date of acquisition:

(1) the Company or the applicable Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders of the Notes and any future Priority Lien Debt, fully executed counterparts of Mortgages (together with applicable real estate subordination and priority agreements related thereto), in accordance with the requirements of the Indenture and/or the Security Documents duly executed by such the Company or such Guarantor, together with confirmation from the title insurance company insuring the lien on such Mortgage of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien with the priority required by the Collateral Agency Agreement, subject to Permitted Liens, against the property purported to be covered thereby as security for the Priority Lien Obligations;

(2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon (with the priority required by the Collateral Agency Agreement) free and clear of all Liens, defects and encumbrances other than Permitted Liens, provided, however, unless delivered to the collateral agent in respect of any other Priority Lien Debt, no such title insurance policies will be required to be delivered with respect to any Mortgage where the property encumbered thereby consists primarily of easements, rights of way, licenses and other similar possessory and use instruments. All such title policies shall be in amounts equal to 110% of the estimated Fair Market Value of the Premises covered thereby, and such policies shall include, to the extent available at a commercially reasonable premium, all endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Company or such Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(3) the Company shall, or shall cause the Guarantors to, deliver to the title company such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies), fixture filings and such other documents, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest and (with the priority required by the Collateral Agency Agreement) Lien in such acquired covered Premises, together with local counsel opinions in the jurisdiction where each property subject to the Mortgage is located, with respect to the Mortgage, fixture filings and other matters reasonably requested by the Collateral Agent.

SECTION 11.3 After Acquired Collateral; Further Assurances; Other Agreements with respect to Collateral.

(a) Subject to the provisions of the Security Documents, upon the acquisition by the Company or any Guarantor after the Issue Date of any assets (other than Excluded Property), including, but not limited to, any Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any other tangible assets that, in any such case, form part of the Collateral, the Company or such Guarantor shall execute and deliver (i) with regard to any Material Real Property, the items described under Section 11.2(b) above within the time periods specified therein, and (ii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect; provided, however, that if granting such security interest requires the consent of a third party, the Company or such Guarantor, as the case may be, shall use commercially reasonable efforts to obtain such consent. If the Company or Guarantor is unable to obtain such consent after using its commercially reasonable efforts, the Company or Guarantor shall deliver an Officers’ Certificate to the Collateral Agent certifying it was unable to obtain such consent after using commercial reasonable efforts, and the Collateral Agent may conclusively rely on such Officers’ Certificate without any investigation or inquiry.

(b) The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under the Indenture or any of the Security Documents, from time to time, the Company and the Guarantors will reasonably promptly secure the obligations under the Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Security Documents. Such security interests and Liens will be created under the Security Documents and, to the extent necessary, other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent. Without limiting the foregoing, at any time and from time to time, the Company and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the Priority Lien Secured Parties; provided, that no such Security Document, instrument or other document shall be materially more burdensome upon the Company and the Guarantors than the Priority Lien Documents executed and delivered (or required to be executed and delivered after the date of this Indenture) by the Company and the Guarantors in connection with the Issue Date.

(c) Notwithstanding anything to the contrary herein, neither the Company nor any of the Guarantors shall be required to take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest. The Company and the Guarantors shall be required to deliver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other equipment covered by certificates of title or ownership) owned by it, with the Collateral Agent listed as lienholder therein; provided, however, that such requirement shall not apply with respect to any such titled vehicles and other equipment that individually have a book value (as determined by the Company in good faith) of less than $25,000. Moreover, delivery of certificates of title or ownership documentation to the Collateral Agent as described above shall be done, with respect to the motor vehicles and other equipment owned by the Company and the Guarantors as of the Issue Date, as promptly as reasonable practicable but in no event later than 12 months after the Issue Date, and with respect to motor vehicles and other equipment acquired by the Company and the Guarantors after the Issue Date, within 90 days after such acquisition.

(d) The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.

(e) To the extent any grant of security required hereby would require the execution and delivery of a Security Document, the Company or such Guarantor shall execute and deliver such Security Document, together with related certificates and opinions with respect thereto, on substantially the same terms as the Security Documents covering Collateral owned by the Company and Guarantors on the Issue Date.

(f) Unless an Event of Default shall have occurred and be continuing and subject to certain terms and conditions, the Company and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any interest or income thereon.

(g) Except as provided in the Security Documents, the Company and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good and insurable operating order, condition and repair, and shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits, except, in each case, where the failure to effect such payment or maintain such permits is not adverse in any material respect to the Holders of Notes.

(h) The Company will not, will not permit any of its Restricted Subsidiaries to, (i) take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent for the benefit of the Holders of the Notes and any future Priority Lien Debt with respect to the Collateral, (ii) grant to any Person, or permit any Person to retain (other than the Collateral Agent), any Liens in the Collateral, other than Permitted Liens or (iii) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with the Indenture, the Notes, the Subsidiary Guarantees or the Security Documents. The Company and each Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the Security Documents.

SECTION 11.4 Information Regarding Collateral.

(a) The Company will furnish to the Collateral Agent, with respect to the Company or any Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) type of legal entity or (iv) Organizational Identification Number. The Company and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and any other applicable laws that are required pursuant to the Security Documents in order to maintain the perfection and priority of the Collateral Agent’s Lien in the Collateral and for the Collateral to be made subject to the Lien of the Collateral Agent under the Security Documents in the manner and to the extent required by the Indenture or any of the Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Security Documents. The Company also agrees promptly to notify in writing the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

(b) Each year, within 120 days after the end of the preceding fiscal year, the Company shall deliver to each of the Trustee and the Collateral Agent a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements and an Opinion of Counsel as to continuation of perfected security interests. The Trustee and the Collateral Agent will have no obligation to maintain or monitor the perfection of liens.

SECTION 11.5 The Collateral Agency Agreement.

This Article XI and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Agency Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Collateral Agency Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith. Each Holder of Notes, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Agency Agreement and (b) authorizes and instructs the Collateral Agent on behalf of each Holder to enter into the Collateral Agency Agreement as Collateral Agent on behalf of such Holders.

SECTION 11.6 Release of Liens in Respect of Notes.

The Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon satisfaction and discharge of the Indenture or a Legal Defeasance or Covenant Defeasance pursuant to Article VIII;

(3) in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by either of the Company or any Guarantor (other than to the Company or another Restricted Subsidiary) in a transaction not prohibited by this Indenture or the Security Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Subsidiary Guarantee in accordance with this Indenture, concurrently with the release of such Subsidiary Guarantee;

(4) in whole or in part, as applicable, with the requisite consent of Holders the Notes as described in Section 9.2; or

(5) in accordance with the applicable provisions of the Security Documents and the Collateral Agency Agreement.

To the extent required by the Indenture for the release of properties that constitute Collateral, the Company and each Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officer’s Certificate and an Opinion of Counsel to the effect that such release is permitted by this Indenture and the Security Documents. Upon compliance by the Company or any Guarantor, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall, upon request from and at the expense of the Company or the Guarantors, as applicable, promptly cause to be released and reconveyed to the Company or the Guarantors, as the case may be, the released Collateral.

SECTION 11.7 Collateral Agent.

(a) The Collateral Agent will hold (directly or through co-trustees or agents) and, subject to the terms of the Collateral Agency Agreement, will be entitled to enforce all Liens on the Collateral created by the Security Documents.

(b) Except as provided in the Collateral Agency Agreement or as directed by an Act of Required Priority Lien Debtholders (as defined in the Collateral Agency Agreement) in accordance with the Collateral Agency Agreement, the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral

SECTION 11.8 Maintenance of Insurance.

(a) The Company and the Guarantors will maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, with insurers, in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates. All proceeds under each policy covering Collateral shall be payable to the Collateral Agent as a lender loss payee. From time to time upon request, the Company shall deliver to the Collateral Agent the originals or certified copies of its insurance policies. Each policy shall include satisfactory endorsements that (i) provide for not less than 30 days prior notice to the

Collateral Agent of termination, lapse or cancellation of such insurance, (ii) with respect to insurance covering Collateral, name the Collateral Agent as lender’s loss payee, and (iii) specify that the interest of the Collateral Agent shall not be impaired or invalidated by any act or negligence of the Company or any Guarantor or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If the Company fails to provide and pay for any insurance, the Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge the Company therefor. The Company agrees to deliver to the Collateral Agent, promptly as rendered, copies of all reports made to insurance companies.

(b) In addition to the insurance required under clause (a) with respect to Collateral, maintain insurance with insurers, with respect to the properties and business of the Company and the Guarantors, of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 TIA Not Applicable. The Holders, by accepting the Notes, and the parties hereto expressly agree that the Trust Indenture Act of 1939, as amended, is not applicable to this Indenture or the Notes.

SECTION 12.2 Notices. Any notice or other communication shall be in writing in the English language and delivered in person, sent by facsimile, other electronic means, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or to any Guarantor:

Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

Attention: David Schorlemer

if to the Trustee or the Collateral Agent, at its corporate trust office in Houston, Texas, which corporate trust office for purposes of this Indenture is at the date hereof located at:

UMB Bank, N.A.

Attention: Corporate Trust Services

5555 San Felipe Street, Suite 870

Houston, Texas 77056

The Company, any Guarantor, the Trustee or the Collateral Agent may by written notice to the others may designate additional or different addresses for subsequent notices or other communications.

Any notice or other communication to the Company or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if transmitted by electronic scan or facsimile; and five calendar days after mailing if sent by U.S. Postal Service registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or other communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt by a Trust Officer. Notices given by publication will be deemed given on the first date on which publication is made.

Any notice or other communication to a Noteholder shall be mailed to the Noteholder at the Noteholder’s address as it appears in the Notes Register, or in any case where DTC or its nominee is the Noteholder, any notice or other communication shall be given in accordance with DTC’s applicable procedures. Any notice or other communication to a Noteholder shall be sufficiently given if so mailed within the time prescribed or otherwise delivered in accordance with the applicable procedures of DTC.

Failure to send a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is given in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

SECTION 12.3 Communication by Holders with other Holders. Noteholders may communicate pursuant with other Noteholders with respect to their rights under this Indenture or the Notes.

SECTION 12.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or the Collateral Agent to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee or the Collateral Agent, as applicable:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.6 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of any of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.7 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Noteholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.8 Legal Holidays. A “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.9 GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.10 No Personal Liability of Directors, Officers, Employees, Stockholders; Etc.. No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of a Note by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11 Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

SECTION 12.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile of PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14 Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.15 Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.16 Consent to Jurisdiction. To the fullest extent permitted by applicable law, the Company and the Guarantors hereby irrevocably submit to the jurisdiction of any competent Federal or state court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agree, that all claims in respect of such suit, action or proceeding may be determined in any such court. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

COMPANY:

BASIC ENERGY SERVICES, INC.

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President and Chief Executive Officer

GUARANTORS:

BASIC ENERGY SERVICES LP, LLC

By:	/s/ Jerry Tufly
Name:	Jerry Tufly
Title:	President

BASIC ENERGY SERVICES GP, LLC

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President and Chief Executive Officer

BASIC ENERGY SERVICES, L.P.

	By:	Basic Energy Services GP, LLC,
its General Partner

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President and Chief Executive Officer

TAYLOR INDUSTRIES, LLC

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	Chief Executive Officer

BASIC ESA, INC.
BASIC MARINE SERVICES, INC.
CHAPARRAL SERVICE, INC.
FIRST ENERGY SERVICES COMPANY
LEBUS OIL FIELD SERVICE CO.
GLOBE WELL SERVICE, INC.
SCH DISPOSAL, L.L.C.
JS ACQUISITION LLC
JETSTAR HOLDINGS, INC.
ACID SERVICES, LLC
JETSTAR ENERGY SERVICES, INC.
SLEDGE DRILLING CORP.
PERMIAN PLAZA, LLC
XTERRA FISHING & RENTAL TOOLS CO.
PLATINUM PRESSURE SERVICES, INC.
ADMIRAL WELL SERVICE, INC.
MAVERICK COIL TUBING SERVICES, LLC
MAVERICK SOLUTIONS, LLC
MAVERICK STIMULATION COMPANY, LLC
MAVERICK THRU-TUBING SERVICES, LLC
MCM HOLDINGS, LLC
MSM LEASING, LLC
THE MAVERICK COMPANIES, LLC

By:	/s/ T.M. “Roe” Patterson
Name:	T.M. “Roe” Patterson
Title:	President

UMB BANK, N.A., as Trustee

By:	/s/ Shazia Flores
Name:	Shazia Flores
Title:	Vice President

UMB BANK, N.A., as Collateral Agent

By:	/s/ Shazia Flores
Name:	Shazia Flores
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Restricted Notes Legend]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ], as revised by the Schedule of Increases and Decreases in Global Note attached hereto CUSIP NO. ISIN:

10.75% Senior Secured Notes due 2023

Basic Energy Services, Inc., a Delaware corporation, promises to pay to [                    ], or registered assigns, the principal sum of [                    ] Dollars, as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on October 15, 2023.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

BASIC ENERGY SERVICES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

UMB BANK, N.A.,

as Trustee,

By:
Authorized Signatory
Dated:

[FORM OF REVERSE SIDE OF NOTE]

Basic Energy Services, Inc.

10.75% Senior Secured Notes due 2023

1. Interest

Basic Energy Services, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semiannually on April 15 and October 15 of each year commencing April 15, 2019. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from October 2, 2018. The Company shall pay interest on overdue principal, and it shall pay interest on overdue installments of interest, at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, at the Company’s option, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if the Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, UMB Bank, N.A. (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Noteholder. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Company has issued the Notes under an Indenture dated as of October 2, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Noteholders are referred to the Indenture for a statement of those terms. In the event of a conflict between the Indenture and this Note, the Indenture shall govern.

The Notes are senior secured obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited, subject to compliance with the covenants in the Indenture. This Note is one of the 10.75% Senior Secured Notes due 2023 referred to in the Indenture. The Notes include (i) $300,000,000 aggregate principal amount of the Company’s 10.75% Senior Secured Notes due 2023 issued under the Indenture on October 2, 2018 (herein called “Initial Notes”) and (ii) if and when issued, additional 10.75% Senior Secured Notes due 2023 of the Company that may be issued from time to time under the Indenture subsequent to October 2, 2018 (herein called “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture.

5. Redemption

The Notes will be subject to Redemption as set forth in Article V of the Indenture.

The Company and its Subsidiaries may acquire Notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

6. Guarantees; Security

The Notes will be fully and unconditionally guaranteed by the Guarantors, and the Notes and the Subsidiary Guarantees will be secured by first-priority liens on the Collateral, pursuant to the Security Documents. Reference is made to the Indenture and the Notes Documents for terms relating to such security, including the release, termination and discharge thereof. Enforcement of the Security Documents is subject to the Collateral Agency Agreement.

7. Repurchase Provisions

(a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under paragraph 5 above or another of the exceptions set forth in Section 3.9 of the Indenture applies, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

(b) If the Company or any Restricted Subsidiary consummates an Asset Sale, the Company may be obligated to make an Asset Sale Offer to all Holders and all holders of certain other Priority Lien Debt, on the terms and subject to the conditions in Section 3.5.

8. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period (1) of 15 days before giving notice of any redemption of Notes or (2) beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) selected for redemption, except the unredeemed portion of any Note being redeemed in part.

9. Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

10. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person and not to the Trustee for payment.

11. Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal and interest on the Notes to redemption or final maturity, as the case may be.

12. Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Notes Documents may be amended or supplemented by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the then outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the consent of each Noteholder affected) or noncompliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, in each case in addition to any required consent of holders of other Priority Lien Obligations required with respect to any amendment or waiver under any Notes Document. Without the consent of any Noteholder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees in certain respects as provided in the Indenture.

13. Defaults and Remedies

If an Event of Default (other than an Event of Default with respect to certain bankruptcy events as provided in the Indenture) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately, including any premium thereon as specified in the Indenture. If an Event of Default with respect to certain bankruptcy events as provided in the Indenture occurs and is continuing, the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Noteholders may not enforce the Indenture or the Notes or other Notes Documents except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee if an Event of Default exists, the Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests.

14. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15. No personal liability of directors, officers, employees and stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of a Note by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18. CUSIP, Common Code and ISIN Numbers

The Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

20. Copies of Indenture

The Company will furnish to any Noteholder upon written request and without charge to the Noteholder a copy of the Indenture, which has in it the text of this Note and a copy of the other Notes Documents. Requests may be made to:

Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

Attention: David Schorlemer

21. Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the Patriot Act.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Note or Tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year (or 40 days in the case of any Regulation S Notes) after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐ acquired for the undersigned’s own account, without transfer; or

(2)	☐ transferred to the Company or any Subsidiary thereof; or

(3)	☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐ transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under the Securities Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase/ decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

☐        3.5         ☐         3.9

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or Section 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $                                                                                       and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): $                                    .

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF INDENTURE SUPPLEMENT TO ADD GUARANTORS

This Supplemental Indenture, dated as of [                         ], 20         (this “Supplemental Indenture” or “Subsidiary Guarantee”), is among [name of future Guarantor] (the “Guarantor”), Basic Energy Services, Inc. (together with its successors and assigns, the “Company”), each other then existing Guarantor under the Indenture referred to below, and UMB Bank, N.A., as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of October 2, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $300,000,000 of 10.75% of Senior Secured Notes due 2023 of the Company (the “Notes”);

WHEREAS, Section 3.11 of the Indenture provides that after the Issue Date, the Company is required to cause certain of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Guarantors and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Noteholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Subsidiary Guarantee

SECTION 2.1 Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, including pursuant to Article X. The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Subsidiary Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in Section 12.2 of the Indenture.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, for or with respect to (i) the proper authorization hereof by the Company or the Subsidiary Guarantors by action or otherwise, (ii) the due execution hereof by the Company or the Guarantors, or (iii) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTOR], as a Guarantor

By:

Name:
Title:

UMB BANK, N.A., as Trustee

By:

Name:
Title:

UMB BANK, N.A., as Collateral Agent

By:

Name:
Title:

BASIC ENERGY SERVICES, INC.

By:

Name:
Title:

[OTHER EXISTING GUARANTORS]

By:

Name:
Title:

B-4